EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

DATED AS OF April 8, 2004

Among

TRUCK RETAIL ACCOUNTS CORPORATION, AS SELLER,

NAVISTAR FINANCIAL CORPORATION, AS SERVICER,

JUPITER SECURITIZATION CORPORATION, AS CONDUIT

and

BANK ONE, NA (MAIN OFFICE CHICAGO),

AS AGENT

RECEIVABLES PURCHASE AGREEMENT

THIS RECEIVABLES PURCHASE AGREEMENT dated as of April 8, 2004 is among Truck Retail Accounts Corporation, a Delaware corporation ("Seller"), Navistar Financial Corporation, a Delaware corporation ("Navistar"), as initial Servicer (Navistar, together with Seller, the "Seller Parties" and each a "Seller Party"), the entities listed on Schedule A to this Agreement (together with any of their respective successors and assigns hereunder, the "Financial Institutions"), Jupiter Securitization Corporation ("Conduit') and Bank One, NA (Main Office Chicago), as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the "Agent"). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

Seller desires to transfer and assign Purchaser Interests to the Purchasers from time to time.

Conduit may, in its absolute and sole discretion, purchase Purchaser Interests from Seller from time to time.

In the event that Conduit declines to make any purchase, the Financial Institutions shall, at the request of Seller, purchase Purchaser Interests from time to time. In addition, the Financial Institutions have agreed to provide a liquidity facility to Conduit in accordance with the terms hereof.

Bank One, NA (Main Office Chicago) has been requested and is willing to act as Agent on behalf of Conduit and the Financial Institutions in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PURCHASE ARRANGEMENTS
     Section 1.1               Purchase Facility.
(a)            Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Agent for the benefit of one or more of the Purchasers. In accordance with the terms and conditions set forth herein, Conduit may, at its option, instruct the Agent to purchase on behalf of Conduit, or if Conduit shall decline to purchase, the Agent shall purchase, on behalf of the Financial Institutions, Purchaser Interests from time to time during the period from the date hereof to but not including the Facility Termination Date in an aggregate amount not to exceed at such time the lesser of (i) the Purchase Limit and (ii) the aggregate amount of the Commitments then outstanding.

(b)            Seller may, upon at least 10 Business Days' notice to the Agent, terminate in whole or reduce in part, ratably among the Financial Institutions, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof.

Section 1.2                                Increases. Seller shall provide the Agent with at least two (2) Business Days' prior notice in a form set forth as Exhibit II hereto of each Incremental Purchase (a "Purchase Notice"). Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000) and date of purchase and, in the case of an Incremental Purchase to be funded by the Financial Institutions, the requested Discount Rate and Tranche Period. Following receipt of a Purchase Notice, the Agent will determine whether Conduit agrees to make the purchase. If Conduit declines to make a proposed purchase, Seller may cancel the Purchase Notice or, in the absence of such a cancellation, the Incremental Purchase of the Purchaser Interest will be made by the Financial Institutions. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, Conduit or the Financial Institutions, as applicable, shall deposit to the Facility Account, in immediately available funds, no later than 12:00 noon (Chicago time), an amount equal to (i) in the case of Conduit, the aggregate Purchase Price of the Purchaser Interests Conduit is then purchasing or (ii) in the case of a Financial Institution, such Financial Institution's Pro Rata Share of the aggregate Purchase Price of the Purchaser Interests the Financial Institutions are purchasing. Only five (5) Purchase Notices may be presented in any calendar month; provided, however, at any time daily settlement is occurring, a Purchase Notice for each Business Day may be presented.

Section 1.3                                Decreases. Seller shall provide the Agent with prior written notice in conformity with the Required Notice Period in the form set forth as Exhibit XII hereto (a "Reduction Notice") of any proposed reduction of Aggregate Capital from Collections or the Facility Account. Such Reduction Notice shall designate (i) the date (the "Proposed Reduction Date") upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Capital to be reduced which shall be applied ratably to the Purchaser Interests of Conduit and the Financial Institutions in accordance with the amount of Capital (if any) owing to Conduit, on the one hand, and the amount of Capital (if any) owing to the Financial Institutions (ratably, based on their respective Pro Rata Shares), on the other hand (the "Aggregate Reduction "). Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4                                Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited by such Seller Party or its agent in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due in immediately available funds, and if not received before 11:00 a.m. (Chicago time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Purchaser they shall be paid to the Agent, for the account of such Purchaser, at 1 Bank One Plaza, Chicago, Illinois 60670 until otherwise notified by the Agent.

All computations of Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed; provided, however, that any interest computed using the Prime Rate shall be calculated on the basis of a 365 or 366 day year, as applicable, and the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

ARTICLE II.

PAYMENTS AND COLLECTIONS
Section 2.1                                Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller shall immediately pay to the Agent when due on a full recourse basis, (i) such fees as set forth in the Fee Letter (the fees of Financial Institutions shall not exceed and shall be paid by Agent from the fees set forth in the Fee Letter except as otherwise specified hereunder), (ii) all CP Costs, (iii) all amounts payable as Yield, (iv) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (v) all amounts required pursuant to Section 2.6, (vi) all amounts payable pursuant to Article X, if any, (vii) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables (which shall be distributed by Agent in accordance with Section 2.4), (viii) all Broken Funding Costs and (ix) all Default Fees (collectively, the "Obligations"). If Seller fails to pay any of the Obligations when due, Seller agrees to pay, on demand, the Default Fee in respect thereof until paid, such Default Fee shall not be applicable with respect to the failure to pay CP Costs and Yield unless and until the Agent shall have provided any notice with respect to CP Costs and Yield as required herein. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agent and, with respect to the Servicer costs, the Servicer. Upon payment of Deemed Collections in cash with respect to any Receivable for which such Deemed Collections paid in cash equals the Outstanding Balance of such Receivable, such Receivable shall be deemed to be transferred to the Seller and shall become the property of the Seller for all purposes. With respect to any Receivable for which such Deemed Collections paid in cash are less than the Outstanding Balance of such Receivable, the Seller shall be entitled to any Collections received with respect to such Receivable in excess of the Outstanding Balance of such Receivable not offset by a Deemed Collection.

Section 2.2                           Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Servicer prior to the Amortization Date, (i) the Servicer shall set aside the Termination

Percentage (hereinafter defined) of Collections evidenced by the Purchaser Interests of each Terminating Financial Institution and (ii) Seller hereby requests and the Purchasers (other than any Terminating Financial Institutions) hereby agree to make, simultaneously with such receipt, a reinvestment (each a "Reinvestment") with that portion of the balance of collections received by the Servicer that is part of any Purchaser Interest (other than any Purchaser Interests of Terminating Financial Institutions), such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt and such amounts shall be remitted from the Servicer to Seller on such date. On each Weekly Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Agent's account the amounts set aside during the preceding week that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1), to reduce the Capital of all Purchaser Interests of Terminating Financial Institutions, applied ratably to each Terminating Financial Institution according to its respective Termination Percentage. If such Capital shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Agent's account no later than 12:00 noon (Chicago time) to the extent required to fund any Aggregate Unpaids on such Weekly Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Weekly Settlement Date. On each Monthly Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Agent's account the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) first, to reduce unpaid CP Costs, Yield and other Obligations and second, to reduce the Capital of all Purchaser Interests of Terminating Financial Institutions, applied ratably to each Terminating Financial Institution according to its respective Termination Percentage. If such Capital, CP Costs, Yield and other Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Purchasers' account no later than 11:00 a.m. (Chicago time) to the extent required to fund any Aggregate Unpaids on such Monthly Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Monthly Settlement Date. Each Terminating Financial Institution shall be allocated a ratable portion of Collections from the date of any assignment by Conduit pursuant to Section 13.6 (the "Termination Date') until such Terminating Financing Institution's Capital shall be paid in full. This ratable portion shall be calculated on the Termination Date of each Terminating Financial Institution as a percentage equal to (i) Capital of such Terminating Financial Institution outstanding on its Termination Date, divided by (ii) the Aggregate Capital outstanding on such Termination Date (the "Termination Percentage"). Each Terminating Financial Institution's Termination Percentage shall remain constant prior to the Amortization Date. On and after the Amortization Date, each Termination Percentage shall be disregarded, and each Terminating Financial Institution's Capital shall be reduced ratably with all Financial Institutions in accordance with Section 2.3.

Section 2.3                                Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holder of each Purchaser Interest, all Collections received on such day and any additional amount received from Seller for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the

Agent (i) remit to the Agent's account the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids.

Section 2.4                                Application of Collections. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

first,to the payment of the Servicer's reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if Seller or one of its Affiliates is not then acting as the Servicer, second,to the reimbursement of the Agent's costs of collection and enforcement of this Agreement,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letter, CP Costs and Yield,

fourth, (to the extent applicable) to the ratable reduction of the Aggregate Capital (without regard to any Termination Percentage),

fifth,for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when Seller or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, and sixth,after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.4, shall be shared ratably (within each priority) among the Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.5                               Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

Section 2.6                                Maximum Purchaser Interests. Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall pay to the Agent within two (2) Business Days an amount to be applied to reduce the Aggregate Capital (as allocated by the Agent), such that after giving effect to such payment the aggregate of the Purchaser Interests equals or is less than 100%.

Section 2.7                                Clean Up Call. In addition to Seller's rights pursuant to Section 1.3, Seller shall have the right (after providing written notice to the Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Capital to a level that is less than 10.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or the Agent.

ARTICLE III.

CONDUIT FUNDING
Section 3.1                                CP Costs. Seller shall pay CP Costs with respect to the Capital associated with each Purchaser Interest of Conduit for each day that any Capital in respect of such Purchaser Interest is outstanding. Each Purchaser Interest funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by Conduit and funded substantially with related Pooled Commercial Paper.

Section 3.2                                CP Costs Payments. On each Monthly Settlement Date, Seller shall pay to the Agent (for the benefit of Conduit) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of Conduit for the immediately preceding Accrual Period in accordance with Article II.

Section 3.3                              Calculation of CP Costs. On the second Business Day after each Accrual Period, Conduit shall calculate the aggregate amount of CP Costs allocated to the Capital of the Purchaser Interests for the applicable Accrual Period and shall notify Seller of such aggregate amount.

ARTICLE IV.

FINANCIAL INSTITUTION FUNDING
Section 4.1                                Financial Institution Funding. Each Purchaser Interest of the Financial Institutions shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Prime Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the Agent of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions by Conduit pursuant to the terms and conditions hereof shall be the Prime Rate. If the Financial Institutions acquire by assignment from Conduit any Purchaser Interest pursuant to Article XIII, each Purchaser Interest so assigned shall be deemed to have a new Tranche Period commencing on the date of any such assignment.

Section 4.2                               Yield Payments. On the Monthly Settlement Date for each Purchaser Interest of the Financial Institutions, Seller shall pay to the Agent (for the benefit of the Financial Institutions) an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.

             Section 4.3                              Selection and Continuation of Tranche Periods.

(a)  With consultation from (and approval by) the Agent, Seller shall from time to time request Tranche Periods for the Purchaser Interests of the Financial Institutions, provided that, if at any time the Financial Institutions shall have a Purchaser Interest, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on the date specified in clause (A) of the definition of Monthly Settlement Date.

(b)  Seller or the Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the "Terminating Tranche") for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest into multiple Purchaser Interests, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with a new Purchaser Interest to be purchased on the day such Terminating Tranche ends, provided, that in no event may a Purchaser Interest of Conduit be combined with a Purchaser Interest of the Financial Institutions.

Section 4.4                                Financial Institution Discount Rates. Seller may select the LIBO Rate or the Prime Rate for each Purchaser Interest of the Financial Institutions. Seller shall by 11:00 a.m. (Chicago time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Prime Rate is being requested as a new Discount Rate, give the Agent irrevocable notice of the new Discount Rate for the Purchaser Interest associated with such Terminating Tranche. Until Seller gives notice to the Agent of another Discount Rate, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof shall be the Prime Rate.

Section 4.5                                Suspension of the LIBO Rate. If any Financial Institution notifies the Agent that (i) funding its Pro Rata Share of the Purchaser Interests of the Financial Institutions at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, (ii) deposits of a type and maturity appropriate to match fund its Purchaser Interests at such LIBO Rate are not available or (iii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at such LIBO Rate for such Financial Institution, then the Agent shall suspend the availability of such LIBO Rate for such Financial Institution and require Seller to select the Prime Rate for any Purchaser Interest accruing Yield at such LIBO Rate for such Financial Institution.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES
Section 5.1                                Representations and Warranties of The Seller Parties. Each Seller Party hereby represents and warrants to the Agent and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a)  Corporate Existence and Power. Such Seller Party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Such Seller Party is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold would not reasonably be expected to have a Material Adverse Effect.

(b)  Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller's use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

(c)  No Conflict. The Transactions do not contravene or violate (i) such Seller Party's certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to such Seller Party, (iii) any restrictions under any agreement, contract or instrument to which such Seller Party is a party or by which it or any of such Seller Party's property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller Party or such Seller Party's property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder and, with respect to clauses (ii), (iii) and (iv), except as would not reasonably be expected to result in a Material Adverse Effect); and no transaction contemplated hereby requires any action to be taken to comply with any bulk sales act or similar law.

(d)  Governmental Authorization. The Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect, (B) routine renewals of existing licenses and permits of each Seller Party in the ordinary course of business, (C) such filings as may be required under federal and state securities laws for purposes of disclosure and (D) such as will not have a Material Adverse Effect.

(e)  Actions, Suits. There are no actions, suits or proceedings pending, or to such Seller Party's knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that would reasonably be expected to have a Material Adverse Effect. Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body the result of which default would reasonably be expected to have a Material Adverse Effect.

(f)  Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)  Accuracy of Information. All information heretofore furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not contain a material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading.

(h)  Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with any law, rule or regulation applicable to Seller, or (ii) to acquire any security in any transaction which is subject to Sections 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i)  Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's ownership interest in each Receivable, its Collections and the Related Security to the extent such interests can be perfected by filing financing statements under Article 9 of the UCC.

(j)  Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the relevant Purchaser or Purchasers (and the Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto to the extent such interest can be perfected by filing financing statements under Article 9 of the UCC, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections to the extent such interest can be perfected by filing financing statements under Article 9 of the UCC.

(k)            Places of Business and Locations of Records. The state of organization, principal places of business and chief executive office of such Seller Party and the offices where it keeps all of its Records (other than those in transit to such locations) are located at the addresses listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller's Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.

(1)            Collections. Such Seller Party has complied in all material respects with the conditions and requirements set forth in Section 7.1(j) and Section 8.2 applicable to it. The names and addresses of all Lock-Box Banks and Blocked Account Banks, together with the account numbers of the Lock-Box Accounts of Navistar at each Lock-Box Bank and Blocked Accounts of Seller at each Blocked Account Bank and the post office box number of each Lock-Box, are listed on Exhibit W. Seller and Navistar each represents that it has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Lock-Box Account, or the right to take dominion and control of any such Lock-Box or Lock-Box Account at a future time or upon the occurrence of a future event.

(m)  Material Adverse Effect. (i) The initial Servicer represents and warrants that since the last day of the most recent fiscal year for which it has filed a Form 10-K, no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries, taken as a whole, or the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

(n)  Names. In the past five (5) years, such Seller Party has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Schedule 5.1(n).

(o)  Ownership of Seller. Transferor owns, directly or indirectly, 100% of the issued and outstanding capital stock of Seller, free and clear of any Adverse Claim other than any Adverse Claim on such stock granted in connection with the Transferor Credit Agreement. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

(p)  Not a Holding Company or an Investment Company. Such Seller Party is not a "holding company" or a "subsidiary holding company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Such Seller Party is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q)  Compliance with Law. Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation.

(r)  Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except such changes as to which the Agent has been notified in accordance with Section 7.1(a)(vii) and as permitted by Section 7.2(c).

(s)  Payments to Transferor. With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to Transferor in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by Transferor of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t)  Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u)  Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable was an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement.

(v)  Net Receivables Balance. Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to the sum of (i) the Aggregate Capital, plus (ii) the Aggregate Reserves.

(w)  Obligor Litigation. No Obligor is immune from civil and commercial law and suit on the grounds of sovereignty otherwise from any legal action, suit or proceeding such that Agent or its designees would be unable to litigate any claim against such Obligor in respect of any Receivable.

(x)            Default. No material default is in existence pursuant to the Transfer Agreement relating to the Receivables or that would adversely effect the transfer of the Receivables from the Originator to the Transferor.

                  Section 5.2             Financial Institution Representations and Warranties. Each Financial Institution hereby represents and warrants to the Agent, Conduit and each Seller Party that:

(a)  Existence and Power. Such Financial Institution is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

(b)  No Conflict. The execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by such Financial Institution.

(c)  Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder.

(d)  Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Financial Institution enforceable against such Financial Institution in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

(e)  Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Financial Institution of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Financial Institution is a party has been duly executed and delivered by such Financial Institution.

ARTICLE VI.

CONDITIONS OF PURCHASES
    Section 6.1                                Conditions Precedent to Initial Incremental Purchase. The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that (a) the Agent shall have received on or before the date of such purchase those documents listed on Schedule B and (b) the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

Section 6.2                                  Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Purchaser Interest (other than pursuant to Section 13.1) and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment: (i) the Servicer shall have delivered to the Agent on or prior to the date of such purchase, in form and substance satisfactory to the Agent, all Monthly Reports and Weekly Reports as and when due under Section 8.5 and (ii) upon the Agent's request, the Servicer shall have delivered to the Agent at least two (2) days prior to such purchase or Reinvestment an interim Weekly Report showing the amount of Eligible Receivables; (b) the Facility Termination Date shall not have occurred; (c) the Agent shall have received such other approvals, opinions or documents as it may reasonably request as are customary in similar transactions in order to protect the interests of Agent and the Purchasers under or as contemplated in the Transaction Documents and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i)  the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

(ii)  no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event; and

(iii)  the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. Unless waived in writing by Agent, the failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Agent, which right may be exercised at any time on demand of the Agent, to rescind the related purchase and direct Seller to pay to the Agent for the benefit of the Purchasers an amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

ARTICLE VII.

COVENANTS
Section 7.1                                Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

(a)            Financial Reporting. Such Seller Party will maintain a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:

(i)  Annual Reporting. Within 90 days after the close of each fiscal year of the Parent and Transferor, (A) the Parent's and Transferor's Form 10-K for such fiscal year, which shall include its respective audited consolidated statement of financial condition and related statements of consolidated income and retained earnings and consolidated cash flow as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche, LLP or other independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations and cash flow of the Parent and Transferor and its respective consolidated Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied and (B) the Seller's unaudited consolidated statement of financial condition and related statements of consolidated income and retained earnings as of the end of such year, certified by one of Seller's Authorized Officers as presenting fairly in all material respects the financial condition and results of operation of Seller in accordance with GAAP, consistently applied subject to normal year-end audit adjustments and absence of footnotes.

(ii)  Quarterly Reporting. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent and Transferor, the Parent's and Transferor's Form 10-Q for such fiscal quarter, which shall include its consolidated statement of financial condition and related statements of consolidated income and retained earnings and respective consolidated cash flow as of the end of and for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the correspondence period or periods of (or, in the case of the statement of financial condition, as of the end of) the previous fiscal year, all certified by one of its respective Authorized Officers as presenting fairly in all material respects the financial condition and results of operations and cash flow of the Parent and Transferor and its respective consolidated Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(iii)  Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by an Authorized Officer of the Seller.

(iv)  Transferor Credit Agreement Compliance Certificate. At the same time as delivered under the Transferor Credit Agreement, a copy of the compliance certificate delivered pursuant to Section 7.01(c) of the Transferor Credit Agreement.

                              (v)  [Intentionally Omitted]

(vi)  Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or Conduit, copies of the same.

(vii)  Change in Credit and Collection Policy. At least ten (10) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment, provided that if such proposed change or amendment would be reasonably likely to materially and adversely affect the collectibility of the Receivables or materially decrease the credit quality of any newly created Receivables, such change shall not be effective without the Agent's consent thereto, which consent shall not be unreasonably withheld and such consent or refusal to consent shall be given within fifteen (15) Business Days of the acknowledgment of receipt of such request, as acknowledged in writing, electronically or otherwise, by a Responsible Agent Party.

(viii)  Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as the Agent may from time to time reasonably request as such information, documents, records or reports are necessary or reasonably desirable to determine the capability of such Seller Party to perform its obligations under any Transaction Document to which it is a party and in order to protect the interests of the Agent and the Purchasers under or as contemplated by this Agreement.

(b)            Notices. Such Seller Party will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)  Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

(ii)  Judgment and Proceedings. The entry of any judgment or decree or the filing or commencement of any litigation or any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Servicer, any Subsidiary or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect.

(iii)  [Intentionally Omitted]

(iv)  Termination Date. The occurrence of the "Termination Date" under and as defined in the Receivables Sale Agreement.

(v)  Defaults. The occurrence of a default or an event of default under any other financing arrangement with obligations in an aggregate principal amount equal to or in excess of $50,000,000 pursuant to which such Seller Party is a debtor or an obligor.

(vi)  Downgrade of Transferor. Any downgrade in the rating of any Indebtedness of Transferor by Standard & Poor's Ratings Group or by Moody's Investors Service, Inc., setting forth the Indebtedness affected and the nature of such change.

(c)  Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify would not reasonably be expected to have a Material Adverse Effect.

(d)  Audits. Such Seller Party will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request to the extent such information is necessary or reasonably desirable to determine the capability of such Seller Party to perform its obligations under any Transaction Document to which it is a party. Such Seller Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such Seller Party, permit the Agent, or its agents or representatives (and shall cause Transferor to permit the Agent or its agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Receivables and the Related Security or any Person's performance under any of the Transaction Documents or any Person's performance under the Contracts and, in each case, with any of the Authorized Officer's of Seller or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a "Review'); provided, however, that, so long as no Amortization Event or Servicing Termination Event has occurred and is continuing, Seller Parties, collectively, shall only be responsible for the costs and expenses of one (1) Review in any one calendar year, including any audit under Section 4.1(d) of the Sale Agreement. Notwithstanding anything herein to the contrary, no Seller Party shall have any obligation to take any action in conflict with any applicable law, rule, regulation or contractual obligation prohibiting the disclosure of confidential information with respect to any Obligor; provided, however, with respect to any contractual obligation, such Seller Party shall use its commercially reasonable efforts to obtain any applicable consent to disclose such information upon the request of the Agent.

           (e)  Keeping and Marking of Records and Books.

(i)  The Servicer will (and will cause Transferor to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).

(ii)  Such Seller Party will (and will cause Transferor to) (A) on or prior to the date hereof, mark its master data processing records relating to the Purchaser Interests with a legend, acceptable to the Agent, describing the Purchaser Interests and (B) upon the request of the Agent after the occurrence of any Amortization Event and the replacement of the Servicer pursuant hereto deliver to the Agent all Records (including, without limitation, all multiple originals of any Contract) relating to the Receivables, provided, that such Seller Party shall have no obligation to take any action in conflict with any applicable law, rule, regulation or contractual obligation prohibiting the disclosure of confidential information with respect to any Obligor; provided, however, with respect to any contractual obligation, such Seller Party shall use its commercially reasonable efforts to obtain any applicable consent to disclose such information upon the request of the Agent.

(f)  Compliance with Contracts and Credit and Collection Policy. Such Seller Party will (and will cause Transferor to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)  Performance and Enforcement of Receivables Sale Agreement andTransfer Agreement. Seller will, and will require Transferor to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement and the

Transfer Agreement relating in any material respect to the Receivables, will purchase Receivables thereunder in accordance with the terms thereof and will enforce the rights and remedies accorded to Seller or Transferor, as applicable, under the Receivables Sale Agreement and the Transfer Agreement with respect to the Receivables. Seller will, and will require Transferor to, take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Seller) under the Receivables Sale Agreement and the Transfer Agreement with respect to the Receivables as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement and the Transfer Agreement with respect to the Receivables.

(h)  Ownership. Seller will (or will cause Transferor to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's interest in such Receivables, Related Security and Collections to the extent such interest can be perfected by filing under Article 9 of the UCC and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the extent such interest can be perfected by filing under Article 9 of the UCC to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections to the extent such interest can be perfected by filing under Article 9 of the UCC and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as the Agent may reasonably request).

(i )  Purchasers' Reliance. Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller's identity as a legal entity that is separate from Transferor. Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take reasonable steps, including, without limitation, all steps that the Agent or any Purchaser may from time to time reasonably request, to maintain Seller's identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of Transferor and any Affiliates thereof and not just a division of Transferor or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

      (A)            conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of Transferor or any Affiliate (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller's employees);

(B)  compensate all employees, if any, consultants and agents directly, from Seller's own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of Transferor or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Seller and Transferor or such Affiliate, as applicable, on a basis that reflects the services rendered to Seller and Transferor or such Affiliate, as applicable;

(C)  [Intentionally Deleted];

(D)  have a separate office subject to, if applicable, a lease with a fair market rent, a separate telephone number, which will be answered identifying its name, and separate stationery, invoices and checks in its own name;

(E)  conduct all transactions with Transferor and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm's-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and Transferor on a basis reasonably related to actual use;

(F)  at all times have a Board of Directors consisting of three members, at least one member of which is an Independent Director;

(G)  observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (1) the selection, maintenance or replacement of the Independent Director, (2) the dissolution or liquidation of Seller or (3) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized in case of clause (1) and, in the case of clause (2) and (3), duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H)  maintain Seller's books and records separate from those of Transferor and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of Transferor and any Affiliate thereof;

(I)  prepare its financial statements separately from those of Transferor and insure that any consolidated financial statements of Transferor or any Affiliate thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(J)     except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of Transferor or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller or Servicer alone is the account party, into which Seller or Servicer alone makes deposits and from which Seller or Servicer alone (or the Agent hereunder) has the power to make withdrawals;

(K)  pay all of Seller's operating expenses from Seller's own assets (except for certain payments by Transferor or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(L)  operate its business and activities such that it does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to Transferor thereunder for the purchase of Receivables from Transferor under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M)  maintain its corporate charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Incorporation or By-Laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

(N)  maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent, which consent shall not be unreasonably withheld;

(0)            maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary; and

(P)            take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Kirkland & Ellis LLP, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j)  Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Lock-Box Bank into a Lock-Box Account, (2) each Lock-Box and Lock-Box Account to be subject at all times to a Lock-Box Account Agreement and each Blocked Account to be subject to a Blocked Account Agreement, in each case, that is in full force and effect. Such Seller Party will cause all proceeds in any Lock-Box Account (unless Agent shall have sent any applicable Collection Notice pursuant to Section 8.3) to be deposited into the Specified NFC Allocation Account. Such Seller Party shall deposit all proceeds with respect to the Receivables in the Specified NFC Allocation Account (or cause such proceeds to be deposited) into a Blocked Account within two (2) Business Days following deposit of such proceeds into the Specified NFC Allocation Account. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Blocked Account Bank and deposited into a Blocked Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Purchasers. Seller will maintain dominion and control (subject to the terms of this Agreement) of each Lock-Box, Lock-Box Account and Blocked Account and shall not grant the right to take dominion and control of any Lock-Box, Lock-Box Account or Blocked Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.

(k)  Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except (a) any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (b) to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Conduit, the Agent or any Financial Institution.

(1)            Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller's own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment.

(m)            Payment to Transferor and Originator. With respect to any Receivable purchased by Seller from Transferor, such sale shall be effected under the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Transferor in respect of the purchase price for such Receivable. With respect to any Receivable purchased by Transferor from Originator, such sale shall be effected in accordance with the terms of the Transfer Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Parent in respect of the purchase price for such Receivable.

Section 7.2 Negative Covenants of The Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

(a)  Name Change, Offices and Records. Such Seller Party will not change its name, identity or corporate structure (within the meaning of Section 9-507 of any applicable enactment of the UCC), change its state of organization or relocate any office where Records are kept unless it shall have: (i) given the Agent at least twenty (20) Business Days' prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents reasonably requested by the Agent in connection with such change or relocation.

(b)  Change in Payment Instructions to Obligors. Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Blocked Account Bank or Lock-Box Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Blocked Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Lock-Box Bank, or a Blocked Account Bank or a Blocked Account, Lock-Box Account or Lock-Box, an executed Lock-Box Account Agreement or Blocked Account Agreement, as applicable, with respect to the new Blocked Account, Lock-Box Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box, Lock-Box Account or Blocked Account.

(c)  Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not, and will not permit Transferor to, make any change to the Credit and Collection Policy that would reasonably be expected to materially and adversely affect the collectibility of the Receivables or materially decrease the credit quality of any newly created Receivables unless such change shall be consented to by the Agent. Except as provided in Section 8.2(d), the Servicer will not, and will not permit Transferor to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d)  Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box, Lock-Box Account or Blocked Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or Transferor. Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, the sale of which gives rise to any Receivable.

(e)  [Intentionally Omitted]

(f)  Termination Date Determination. Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to Transferor in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement or in connection with clause (iv) of the definition of Amortization Date.

(g)  Restricted Junior Payments. From and after the occurrence of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, the Net Receivables Balance would be less than the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves.

(h)  Accounting. Such Seller Party will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated by this Agreement and the Receivables Sale Agreement in any manner other than as is consistent with the true sale analyses set forth in the opinion issued by Kirkland & Ellis LLP, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement.

ARTICLE VIII.
ADMINISTRATION AND COLLECTION
    Section 8.1        Designation of Servicer.
(a)  The servicing, administration and collection of the Receivables shall be conducted by such Person (the "Servicer") so designated from time to time in accordance with this Section 8.1. Navistar is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Agent may at any time after a Servicer Termination Event designate as Servicer any Person to succeed Navistar or any successor Servicer.

(b)  Without the prior written consent of the Agent and the Required Financial Institutions, Navistar shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) an Affiliate of Navistar and (ii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. Such Affiliate shall not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Navistar. If at any time the Agent shall designate as Servicer any Person other than Navistar, all duties and responsibilities theretofore delegated by Navistar to Seller may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to Navistar and to Seller.

(c)  Notwithstanding the foregoing subsection (b), (i) Navistar , at all times that it or one of its Affiliates is the Servicer, shall be and remain primarily liable to the Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and the Purchasers shall be entitled to deal exclusively with Navistar in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Navistar at all times that it or an Affiliate of Navistar is Servicer in order for communication to the Servicer and its permitted delegate with respect thereto to be accomplished. Navistar, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

            Section 8.2        Duties of Servicer.
(a)  The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b)  The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box, Lock-Box Account or Blocked Account. The Servicer shall effect a Blocked Account Agreement with each bank party to a Blocked Account and a Lock-Box Account Agreement with each bank party to a Lock-Box Account at any time. In the case of any remittances received in any Lock-Box, Lock-Box Account or Blocked Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Lock-Box Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to the Blocked Account and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to the Blocked Account any cash or payment item other than Collections.

(c)  The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Agent after a Servicer Termination Event shall have occurred, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit into the Blocked Account such allocable share of Collections of Receivables set aside for the Purchasers on the second Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d)  The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Charged-Off Receivable or inhibit the rights of the Agent or the Purchasers under this Agreement to enforce such Receivable. Notwithstanding anything to the contrary contained herein, the Agent shall have the absolute and unlimited right after the occurrence and during the continuance of a Servicer Termination Event to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e)  The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent, make available to the Agent all such Records; provided that the Servicer shall have no obligation to take any action in conflict with any applicable law, rule, regulation or contractual obligation prohibiting the disclosure of confidential information with respect to any Obligor; provided, however, with respect to any contractual obligation, such Seller Party shall use its commercially reasonable efforts to obtain any applicable consent to disclose such information upon the request of the Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds not constituting proceeds of the Receivables. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(f)  Any payment by an Obligor in respect of any indebtedness owed by it to Parent, Transferor or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied in accordance with the Servicer's customary procedures.

Section 8.3                                Collection Notices. The Agent is authorized at any time after the occurrence and during the continuance of a Servicer Termination Event to date and to deliver to the Lock-Box Banks the Collection Notices. Seller hereby transfers to the Agent for the benefit of the Purchasers, effective when the Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Blocked Accounts. In case any authorized signatory of Navistar or Seller whose signature appears on a Blocked Account Agreement or Lock-Box Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Agent, and agrees that the Agent shall after the occurrence and during the continuance of a Servicer Termination Event be entitled to (i) endorse Seller's name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller.

Section 8.4                                Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agent and the Purchasers of their rights hereunder shall not release the Servicer, Parent, the Transferor or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5            Reports. The Servicer shall prepare and forward to the Agent (i) on the 15th day of each month or, if such day is not a Business Day, the first Business Day thereafter and at such times as the Agent shall request, a Monthly Report, (ii) on the first Business Day of each week a Weekly Report which updates the previous month's Monthly Report for the previous week's Incremental Purchases and Collections and (iii) at such times as the Agent shall reasonably request, a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 8.6                                Servicing Fees. In consideration of Navistar's agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Navistar shall continue to perform as Servicer hereunder, Seller shall pay over to Navistar a fee (the "Servicing Fee") on the first calendar day of each month, in arrears for the immediately preceding month, equal to 1.0% per annum of the average aggregate Net Receivables during such prior monthly period, as compensation for its servicing activities.

ARTICLE IX.

AMORTIZATION EVENTS
Section 9.1           Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a)  Any Seller Party shall fail (i) to make any payment or deposit required hereunder when due; provided, however, that no Amortization Event shall occur under this Section 9.1(a)(i) as a result of any Iate payment or deposit (x) which was made before 5:00 p.m. on the applicable due date or (y) which is cured within one (1) Business Day after any Seller Party has knowledge of such failure if (A) with respect to clause (y) only, such late payment or deposit was due to a funds transmission failure beyond such Seller Party's control, including any failure of any Lock-Box Bank or Blocked Account Bank to follow transfer instructions, (B) such late payments or deposits do not occur more than five (5) times in any calendar year, and (C) such Seller Party pays all costs incurred by the Agent as a direct result of such failure or, (z) solely to the extent such payment or deposit represents interest or fees, such failure continues for five (5) Business Days after any Seller Party has knowledge of such failure, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a) and paragraph 9.1(e)) and such failure shall continue for ten (10) consecutive Business Days after such Seller Party has knowledge of such failure.

(b)  Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made and such inaccuracy, to the extent capable of being remedied, shall remain unremedied in all material respects for five (5) Business Days after any Seller Party has knowledge of such inaccuracy; provided that the materiality qualifier in this clause shall not apply to any representation or warranty which itself contains a materiality qualifier.

(c)  The Indebtedness outstanding under the Transferor Credit Agreement shall become due in full prior to its stated maturity; or shall be declared to be due and payable in fu11or required to be prepaid in full prior to the date of maturity thereof, in each case, due to the occurrence of an event of default under the Transferor Credit Agreement.

(d)  (i ) Any Seller Party shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Seller Party seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) any Seller Party shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).

          (e)  Seller shall fail to comply with the terms of Section 2.6 hereof

(f)  As at the end of any calendar month, the three month rolling average Delinquency Ratio shall exceed 5.5% or the three month rolling average Default Trigger Ratio shall exceed 4.5% or the three month rolling average Dilution Ratio shall exceed 2.5%.

          (g)  A Change of Control shall occur.

(h)  (i) One or more final judgments for the payment of money in an amount in excess of $11,600 shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $10,000,000, individually or in the aggregate, shall be entered against the Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution.

(i )  The "Termination Date" under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or Transferor shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement.

(j)  This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall successfully, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security, the Collections and the Lock-Box Accounts and Blocked Accounts to the extent a security interest can be obtained with respect to such assets and can be perfected under the UCC and, with respect to the Related Security, Collections and the Lock-Box Accounts and Blocked Accounts, such failure to maintain a valid and perfected first priority security interest would cause the occurrence of an Amortization Event pursuant to clause (k) of this Section 9.1.

(k) The Net Receivables Balance shall, at any time, be less than an amount equal to the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves and such failure shall continue for one Business Day after any Seller Party has knowledge of such failure.

Section 9.2         Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Financial Institutions shall, take any of the following actions: (i) replace the Person then acting as Servicer if such Amortization Event is a Servicer Termination Event, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Lock-Box Banks and the Blocked Account Banks, and (v) if there has been a transfer of servicing, notify Obligors of the Purchasers' interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.

INDEMNIFICATION
Section 10.1         Indemnities by the Seller Parties. Without limiting any other rights that the Agent or any Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Agent and each Purchaser and their respective assigns, officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer's activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

            (i )            Indemnified Amounts resulted from gross negligence, willful misconduct, violation of law or breach of the Transaction Documents on the part of the Indemnified Party seeking indemnification;

            (ii)  Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

            (iii)  taxes imposed by any jurisdiction other than a jurisdiction which acquired taxing authority over the Indemnified Party as a result of the Transactions, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Lock-Box Accounts, the Blocked Accounts and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Purchasers to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Agent and the Purchasers for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

(i)  any representation or warranty made by any Seller Party or Transferor (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii)  the failure by Seller, the Servicer or Transferor to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Transferor to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)  any failure of Seller, the Servicer or Transferor to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv)  any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)  any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

  (vi )  the commingling of Collections of Receivables at any time with other funds;

 (vii )  any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document,  the  transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to Seller, the Servicer or Transferor in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

           (viii)  [Intentionally Omitted]

            (ix)  any Amortization Event described in Section 9.1(d);

(x)  any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from Transferor, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to Transferor under the Receivables Sale Agreement in consideration of the transfer by Transferor of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi)  any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii)  the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiii)  any action by any Seller Party not required by or omission by any Seller Party not prohibited by the Transaction Documents which reduces or impairs the rights of the Agent or the Purchasers with respect to any Receivable or the value of any such Receivable;

      (xiv)  any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

      (xv)  the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2         Increased Cost and Reduced Return. If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board ("FASB'), any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency (a "Regulatory Change"): (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source's obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source's capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction; provided, however, in no event shall Seller be liable for the payment of any such amounts with respect to any increased cost or reduced return accruing more than ninety (90) days after the Agent obtained knowledge of such increased cost or reduced return unless the Agent shall notify Seller of the same and then only the portion accruing after the date of such notice. For the avoidance of doubt, if the issuance of FASB Interpretation No. 46, or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of Company or Seller with the assets and liabilities of the Agent, any Financial Institution or any other Funding Source, such event shall constitute a circumstance on which such Funding Source may base a claim for reimbursement under this Section.

Section 10.3         Other Costs and Expenses. Seller shall pay to the Agent and Conduit on demand and presentment of invoices all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transaction documents contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Conduit's auditors auditing the books, records and procedures of Seller once per year, reasonable fees and out-of-pocket expenses of legal counsel for Conduit and the Agent with respect thereto and with respect to advising Conduit and the Agent as to their respective rights and remedies under this Agreement. Seller shall pay to the Agent on demand any and all costs and expenses of the Agent and the Purchasers, if any, (and Agent shall demand such payment when and as such costs and expenses accrue to the knowledge of the Agent or such Purchaser) including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE XI.

THE AGENT
Section 11.1       Authorization and Action. Each Purchaser hereby designates and appoints Bank One to act as its agent hereunder and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party's successors or assigns. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Purchaser hereby authorizes the Agent to execute each of the Uniform Commercial Code financing statements on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).

Section 11.2       Delegation of Duties. The Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3       Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. The Agent shall not be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Agent has received notice from Seller or a Purchaser.

Section 11.4        Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of Conduit or the Required Financial Institutions or all of the Purchasers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchasers. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Conduit or the Required Financial Institutions or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

Section 11.5         Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6         Reimbursement and Indemnification. The Financial Institutions agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7         Agent in its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though the Agent were not the Agent hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Agent, and the terms "Financial Institution," "Purchaser," "Financial Institutions" and "Purchasers" shall include the Agent in its individual capacity.

Section 11.8         Successor Agent. The Agent may, upon ten days' notice to Seller and the Purchasers, and the Agent will, upon the direction of all of the Purchasers (other than the Agent, in its individual capacity) resign as Agent. If the Agent shall resign, then the Required Financial Institutions during such ten-day period shall appoint from among the Purchasers a successor agent. If for any reason no successor Agent is appointed by the Required Financial Institutions during such ten-day period, then effective upon the termination of such ten-day period, the Purchasers shall perform all of the duties of the Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers. After the effectiveness of any retiring Agent's resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Transaction Documents.

ARTICLE XII.

ASSIGNMENTS; PARTICIPATIONS
    Section 12.1           Assignments.
(a)  Seller and each Financial Institution hereby agree and consent to the complete or partial assignment by Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Financial Institutions pursuant to Section 13.1 or to any other Person, and upon such assignment, Conduit shall be released from its obligations so assigned. Further, Seller and each Financial Institution hereby agree that any assignee of Conduit of this Agreement or all or any of the Purchaser Interests of Conduit shall have all of the rights and benefits under this Agreement as if the term "Conduit" explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of Conduit hereunder. Except as specifically provided in this Agreement, neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

(b)  Any Financial Institution may at any time and from time to time assign to one or more Persons ("Purchasing Financial Institutions") all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the "Assignment Agreement") executed by such Purchasing Financial Institution and such selling Financial Institution. The consent of Conduit shall be required prior to the effectiveness of any such assignment. Each assignee of a Financial Institution must (i) have a short-term debt rating of A-1 or better by Standard & Poor's Ratings Group and P-1 by Moody's Investor Service, Inc. and (ii) agree to deliver to the Agent, promptly following any request therefor by the Agent or Conduit, an enforceability opinion in form and substance satisfactory to the Agent and Conduit. Upon delivery of the executed Assignment Agreement to the Agent, such selling Financial Institution shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Financial Institution shall for all purposes be a Financial Institution party to this Agreement and shall have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers or the Agent shall be required.

(c)            Each of the Financial Institutions agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by Standard & Poor's Ratings Group and P-1 by Moody's Investor Service, Inc. (an "Affected Financial Institution"), such Affected Financial Institution shall be obligated, at the request of Conduit or the Agent, to assign all of its rights and obligations hereunder to (x) another Financial Institution or (y) another funding entity nominated by the Agent and acceptable to Conduit, and willing to participate in this Agreement through the Liquidity Termination Date in the place of such Affected Financial Institution; provided that the Affected Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Financial Institution's Pro Rata Share of the Aggregate Capital and Yield owing to the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions.

Section 12.2         Participations. Any Financial Institution may, in the ordinary course of its business at any time sell to one or more Persons (each a "Participant") participating interests in its Pro Rata Share of the Purchaser Interests of the Financial Institutions, its obligation to pay Conduit its Acquisition Amounts or any other interest of such Financial Institution hereunder. Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution's rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and Seller, Conduit and the Agent shall continue to deal solely and directly with such Financial Institution in connection with such Financial Institution's rights and obligations under this Agreement. Each Financial Institution agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution's right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

ARTICLE XIII.

LIQUIDITY FACILITY
Section 13.1         Transfer to Financial Institutions. Each Financial Institution hereby agrees, subject to Section 13.4, that immediately upon written notice from Conduit delivered on or prior to the Liquidity Termination Date, it shall acquire by assignment from Conduit, without recourse or warranty, its Pro Rata Share of one or more of the Purchaser Interests of Conduit as specified by Conduit. Each such assignment by Conduit shall be made pro rata among all of the Financial Institutions, except for pro rata assignments to one or more Terminating Financial Institutions pursuant to Section 13.6. Each such Financial Institution shall, no later than 1:00 p.m. (Chicago time) on the date of such assignment, pay in immediately available funds (unless another form of payment is otherwise agreed between Conduit and any Financial Institution) to the Agent at an account designated by the Agent, for the benefit of Conduit, its Acquisition Amount. Unless a Financial Institution has notified the Agent that it does not intend to pay its Acquisition Amount, the Agent may assume that such payment has been made and may, but shall not be obligated to, make the amount of such payment available to Conduit in reliance upon such assumption. Conduit hereby sells and assigns to the Agent for the ratable benefit of the Financial Institutions, and the Agent hereby purchases and assumes from Conduit, effective upon the receipt by Conduit of the Conduit Transfer Price, the Purchaser Interests of Conduit which are the subject of any transfer pursuant to this Article XIII.

Section 13.2         Transfer Price Reduction Yield. If the Adjusted Funded Amount is included in the calculation of the Conduit Transfer Price for any Purchaser Interest, each Financial Institution agrees that the Agent shall pay to Conduit the Reduction Percentage of any Yield received by the Agent with respect to such Purchaser Interest.

Section 13.3         Payments to Conduit. In consideration for the reduction of the Conduit Transfer Prices by the Conduit Transfer Price Reductions, effective only at such time as the aggregate amount of the Capital of the Purchaser Interests of the Financial Institutions equals the Conduit Residual, each Financial Institution hereby agrees that the Agent shall not distribute to the Financial Institutions and shall immediately remit to Conduit any Yield, Collections or other payments received by it to be applied pursuant to the terms hereof or otherwise to reduce the Capital of the Purchaser Interests of the Financial Institutions.

Section 13.4         Limitation on Commitment to Purchase from Conduit. Notwithstanding anything to the contrary in this Agreement, no Financial Institution shall have any obligation to purchase any Purchaser Interest from Conduit, pursuant to Section 13.1 or otherwise, if:

(i)  Conduit shall have voluntarily commenced any proceeding or filed any petition under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of Conduit or taken any corporate action for the purpose of effectuating any of the foregoing; or

(ii)  involuntary proceedings or an involuntary petition shall have been commenced or filed against Conduit by any Person under any bankruptcy,  insolvency or similar law seeking the dissolution, liquidation or reorganization of Conduit and such proceeding or petition shall have not been dismissed.

Section 13.5          Defaulting Financial Institutions. If one or more Financial Institutions defaults in its obligation to pay its Acquisition Amount pursuant to Section 13.1 (each such Financial Institution shall be called a "Defaulting Financial Institution" and the aggregate amount of such defaulted obligations being herein called the "Conduit Transfer Price Deficit"), then upon notice from the Agent, each Financial Institution other than the Defaulting Financial Institutions (a "Non-Defaulting Financial Institution ") shall promptly pay to the Agent, in immediately available funds, an amount equal to the lesser of (x) such Non-Defaulting Financial Institution's proportionate share (based upon the relative Commitments of the Non-Defaulting Financial Institutions of the Conduit Transfer Price Deficit and (y) the unused portion of such Non-Defaulting Financial Institution's Commitment. A Defaulting Financial Institution shall forthwith upon demand pay to the Agent for the account of the Non-Defaulting Financial Institutions all amounts paid by each Non-Defaulting Financial Institution on behalf of such Defaulting Financial Institution, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Financial Institution until the date such Non-Defaulting Financial Institution has been paid such amounts in full, at a rate per annum equal to the Federal Funds Effective Rate plus two percent (2%). In addition, without prejudice to any other rights that Conduit may have under applicable law, each Defaulting Financial Institution shall pay to Conduit forthwith upon demand, the difference between such Defaulting Financial Institution's unpaid Acquisition Amount and the amount paid with respect thereto by the Non-Defaulting Financial Institutions, together with interest thereon, for each day from the date of the Agent's request for such Defaulting Financial Institution's Acquisition Amount pursuant to Section 13.1 until the date the requisite amount is paid to Conduit in full, at a rate per annum equal to the Federal Funds Effective Rate plus two percent (2%).

Section 13.6         Terminating Financial Institutions.
        (a)            Each Financial Institution hereby agrees to deliver written notice to the Agent not more than 30 Business Days and not less than 5 Business Days prior to the Liquidity Termination Date indicating whether such Financial Institution intends to renew its Commitment hereunder. If any Financial Institution fails to deliver such notice on or prior to the date that is 5 Business Days prior to the Liquidity Termination Date, such Financial Institution will be deemed to have declined to renew its Commitment (each Financial Institution which has declined or has been deemed to have declined to renew its Commitment hereunder, a "Non-Renewing Financial Institution'). The Agent shall promptly notify Conduit of each Non-Renewing Financial Institution and Conduit, in its sole discretion, may (A) to the extent of Commitment Availability, declare that such Non-Renewing Financial Institution's Commitment shall, to such extent, automatically terminate on a date specified by Conduit on or before the Liquidity Termination Date or (B) upon one (1) Business Days' notice to such Non-Renewing Financial Institution assign to such Non-Renewing Financial Institution on a date specified by Conduit its Pro Rata Share of the aggregate Purchaser Interests then held by Conduit, subject to, and in accordance with, Section 13.1. In addition, Conduit may, in its sole discretion, at any time (x) to the extent of Commitment Availability, declare that any Affected Financial Institution's Commitment shall automatically terminate on a date specified by Conduit or (y) assign to any Affected Financial Institution on a date specified by Conduit its Pro Rata Share of the aggregate Purchaser Interests then held by Conduit, subject to, and in accordance with, Section 13.1 (each Affected Financial Institution or each Non-Renewing Financial Institution is hereinafter referred to as a "Terminating Financial Institution "). The parties hereto expressly acknowledge that any declaration of the termination of any Commitment, any assignment pursuant to this Section 13.6 and the order of priority of any such termination or assignment among Terminating Financial Institutions shall be made by Conduit in its sole and absolute discretion.

(b)            Upon any assignment to a Terminating Financial Institution as provided in this Section 13.6, any remaining Commitment of such Terminating Financial Institution shall automatically terminate. Upon reduction to zero of the Capital of all of the Purchaser Interests of a Terminating Financial Institution (after application of Collections thereto pursuant to Sections 2.2 and 2.3) all rights and obligations of such Terminating Financial Institution hereunder shall be terminated and such Terminating Financial Institution shall no longer be a "Financial Institution" hereunder; provided, however, that the provisions of Article X shall continue in effect for its benefit with respect to Purchaser Interests held by such Terminating Financial Institution prior to its termination as a Financial Institution.

ARTICLE XIV.

MISCELLANEOUS
    Section 14.1        Waivers and Amendments.
 (a)  No failure or delay on the part of the Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)  No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). Conduit, Seller and the Agent, at the direction of the Required Financial Institutions, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i)            without the consent of each affected Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution's Pro Rata Share (except pursuant to Sections 13.1 or 13.5) or any Financial Institution's Commitment, (E) amend, modify or waive any provision of the definition of Required Financial Institutions or this Section 14.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of "Eligible Receivable," "Loss Reserve," or "Loss Percentage," or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii)            without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect in any material respect the rights or duties of such Agent.

Notwithstanding the foregoing, (i) without the consent of the Financial Institutions, but with the consent of Seller, the Agent may amend this Agreement solely to add additional Persons as Financial Institutions hereunder and (ii) the Agent, the Required Financial Institutions and Conduit may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Article XIII, Section 14.13 or any other provision of this Agreement without the consent of Seller, provided that such amendment has no negative impact upon Seller. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Agent.

Section 14.2         Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes the Agent to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent prior to receipt by the Agent of such written confirmation, the records of the Agent shall govern absent manifest error.

Section 14.3         Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4         Protection of Ownership Interests of the Purchasers.

(a)  Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after a Servicer Termination Event and the transfer of servicing , the Agent may, or the Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller's expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser's request, withhold the identity of such Purchaser in any such notification.

(b)  If any Seller Party fails to perform any of its obligations hereunder, the Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent's or such Purchaser's costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 14.5         Confidentiality.

(a)  Each Seller Party and each Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and Conduit and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and such Purchaser and its officers and employees may disclose such information to such Seller Party's and such Purchaser's external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b)  Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Financial Institutions or Conduit by each other, (ii) by the Agent or the Purchasers to any prospective or actual assignee or participant of any of them, provided such assignee or participant agrees to be bound by the confidentiality provisions contained herein and (iii) by the Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Conduit or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Bank One acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person referred to in clause (iii) is informed of the confidential nature of such information. In addition, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law). The Agent and each Purchaser shall use its best efforts to notify the Seller Parties of any order or request for any nonpublic information.

(c)            Notwithstanding any other express or implied agreement to the contrary, the parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms "tax treatment" and "tax structure" have the meanings specified in Treasury Regulation section 1.6011-4(c).

Section 14.6         Bankruptcy Petition. Each of Seller, the Servicer, the Agent and each Financial Institution hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Conduit, it will not institute against, or join any other Person in instituting against, Conduit or any such entity any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 14.7         Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of Conduit, the Agent or any Financial Institution, no claim may be made by any Seller Party or any other Person against Conduit, the Agent or any Financial Institution or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.8         CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

Section 14.9         CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PARTY PURSUANT TO THIS AGREEMENT AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION

IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS OR NEW YORK, NEW YORK.

Section 14.10         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.11         Integration; Binding Effect; Survival of Terms.

(a)  This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.

Section 14.12         Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to "Article," "Section," "Schedule" or "Exhibit" shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.13         Bank One Roles. Each of the Financial Institutions acknowledges that Bank One acts, or may in the future act, (i) as administrative agent for Conduit or any Financial Institution, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for Conduit or any Financial Institution (collectively, the "Bank One Roles"). Without limiting the generality of this Section 14.13, each Financial Institution hereby acknowledges and consents to any and all Bank One Roles and agrees that in connection with any Bank One Role, Bank One may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Conduit, and the giving of notice to the Agent of a mandatory purchase pursuant to Section 13.1.

Section 14.14         Characterization.

(a)  It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each Purchaser and the Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or the Agent or any assignee thereof of any obligation of Seller or Transferor or any other person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or Transferor.

(b)  In addition to any ownership interest which the Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller's right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Lock-Box Account, each Blocked Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof

TRUCK RETAIL ACCOUNTS CORPORATION

By:      /s/  Andrew J. Cederoth
Name:       Andrew J. Cederoth
Title:         Vice President and Treasurer

Address:           2850 W. Golf Road
Rolling Meadows, Illinois 60008
Attention: President and Treasurer
Fax: (847) 734-4090

NAVISTAR FINANCIAL CORPORATION

By:      /s/  Andrew J. Cederoth
Name:       Andrew J. Cederoth
Title:         Vice President and Treasurer

Address:           2850 W. Golf Road
Rolling Meadows, Illinois 60008
Attention: Vice President and Treasurer
Fax: (847) 734-4090

[Signature Page to the Receivables Purchase Agreement]

JUPITER SECURITIZATION CORPORATION

By:         /s/  RONALD J. ATKINS
                    Ronald J. Atkins
                    Authorized Signatory

Address:         c/o Bank One, NA (Main Office Chicago), as Agent
                            Asset Backed Finance
                      Suite IL1-0079, 1-19
                      1 Bank One Plaza
                      Chicago, Illinois 60670-0079
                      Fax: (312) 732-1844

BANK ONE, NA (MAIN OFFICE CHICAGO), as a Financial Institution and as Agent

By:         /s/    RONALD J. ATKINS
Name:            Ronald J. Atkins
Title:               Director, Capital Markets

 Address:        Bank One, NA (Main Office Chicago) Asset Backed Finance
                      Suite IL1-0596, 1-21
                      1 Bank One Plaza
                      Chicago, Illinois 60670-0596
                      Fax: (312) 732-4487

[Signature Page to the Receivables Purchase Agreement]

EXHIBIT I
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"A Receivable"means a Receivable owing from an Obligor that is a non-direct customer of the Originator evidenced by a Contract with payment terms based on the date of delivery of the subject matter of such Contract.

"Accrual Period"means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

"Acquisition Amount"means, on the date of any purchase from Conduit of one or more Purchaser Interests pursuant to Section 13.1, (a) with respect to each Financial Institution, the lesser of (i) such Financial Institution's Pro Rata Share of the sum of (A) the lesser of (1) the Adjusted Liquidity Price of each such Purchaser Interest and (2) the Capital of each such Purchaser Interest and (B) all accrued and unpaid CP Costs for each such Purchaser Interest and (ii) such Financial Institution's unused Commitment.

"Adjusted Funded Amount" means, in determining the Conduit Transfer Price for any Purchaser Interest, an amount equal to the sum of the Adjusted Liquidity Price of each such Purchaser Interest.

                                                                                                                                     NDR
        "Adjusted Liquidity Price" means an amount equal to:  RI [(i) DC + (ii) [1+ (.50 x LPF)]]

          where:

RI    = the undivided percentage interest evidenced by such Purchaser Interest.

DC  = the Deemed Colledtions.

LPF = Loss Percentage Floor

NDR = the Outstanding Balance of all Receivables as to which any payment, or part thereof, has not remained unpaid for 91 days or more from the original due date for such payment.

Each of the foregoing shall be determined from the most recent Monthly Report received from the Servicer.

"Adverse Claim"means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

"Affected Financial Institution" has the meaning specified in Section 12.1(c).

"Affiliate"means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Agent"has the meaning set forth in the preamble to this Agreement.

"Aggregate Capital"means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

          "Aggregate Reduction" has the meaning specified in Section 1.3.

"Aggregate Reserves"means, on any date of determination, (a) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicer Reserve and (b) at any time after a Credit Enhancement Trigger, the greater of (A) 35% and (B) the amount determined in clause (a) of this definition.

"Aggregate Unpaids"means, at any time, an amount equal to the sum of all accrued and unpaid fees under the Fee Letter, CP Costs, Yield, Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

"Agreement" means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

"Amortization Date" means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, and (iv) the date which is 15 Business Days after the Agent's receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

"Amortization Event" has the meaning specified in Article IX.

"Assignment Agreement" has the meaning set forth in Section 12.1(b).

"Authorized Officer"means, with respect to any Person, its chief executive officer, president, corporate controller, treasurer, chief financial officer, controller, cash manager, financing manager or treasury reporting manager.

"BReceivable" means a Receivable owing from an Obligor that is a direct customer of the Originator evidenced by a Contract with payment terms based on the date of delivery of the subject matter of such Contract.

"Bank One" means Bank One, NA (Main Office Chicago) in its individual capacity and its successors.

"Blocked Account" means each depositary account or similar account in which any proceeds of the Specified NFC Proceeds Account relating to the Receivables or, after the delivery of the Collection Notice or segregation notice pursuant to Section 8.3, any Lock-Box Account are deposited and which is listed on Exhibit W.

"Blocked Account Agreement" means an agreement in form and substance satisfactory to Agent, by and among Transferor, Seller, the Agent and a Blocked Account Bank.

"Blocked Account Bank" means, at any time, any of the banks holding one or more Blocked Accounts.

"Broken Funding Costs" means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned under Article XIII or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tanche periods for Commercial Paper determined by the Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

"Business Day" means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

"CReceivable" means a Receivable owing from an Obligor that is a direct customer of the Originator evidenced by a Contract with payment terms based on the factory invoice date with respect to the subject matter of such Contract.

            "Capital"of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

"Change of Control" means the occurrence of one or more of the following events: (i) any person or group (within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than employee or retiree benefit plans or trusts sponsored or established by Transferor or Originator, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) securities of the Parent representing 35% or more of the combined voting power of the Parent's then outstanding voting stock, or (B) securities of the Transferor representing 50% or more of the combined voting power of Transferor's then outstanding voting stock; (ii) the following individuals cease for any reason to constitute more than three-fourths of the number of directors then serving on the Board of Directors of the Parent; individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election by the Parent's stockholders was approved by the vote of a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; (iii) the stockholders of the Parent shall approve any Plan of Liquidation; (iv) Transferor consolidates with or merges with or into another Person, or Transferor or any Subsidiary of Transferor, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or series of related transactions, all or substantially all of the property or assets of the Transferor and the Subsidiaries of Transferor (determined on a consolidated basis) to any Person, or Person consolidates with, or merges with or into, Transferor, in any such event pursuant to a transaction in which the outstanding voting stock of Transferor is converted into or exchanges for cash, securities or other property, and, as a result of which, neither the Parent nor Originator has "beneficial ownership" (as set forth above), directly or indirectly, of at least 50% of the combined voting power of the then outstanding voting stock of the surviving or transferee corporation; (v) so long as any Indebtedness under the Senior Subordinated Note Indenture (as defined in the Transferor Credit Agreement) is outstanding, a "Change of Control" as defined in the Senior Subordinated Note Indenture shall occur; or (vi) the Transfer shall cease to own directly or indirectly 100% of the outstanding voting stock of the Seller.

"Charged-Off Receivable" means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller's books as uncollectible, or (iv) which has been identified by Seller as uncollectible.

"Collection Notice" means a notice, in substantially the form of Annex A to Exhibit VI, from the Agent to a Lock-Box Bank.

"Collections" means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

"Commercial Paper" means promissory notes of Conduit issued by Conduit in the commercial paper market.

"Commitment" means, for each Financial Institution, the commitment of such Financial Institution to purchase Purchaser Interests from (i) Seller and (ii) Conduit, in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Financial Institution's name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof (including, without limitation, any termination of Commitments pursuant to Section 13.6 hereof) and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.

"Commitment Availability" means at any time the positive difference (if any) between (a) an amount equal to the aggregate amount of the Commitments at such time minus (b) the Aggregate Capital at such time.

"Concentration Limit" means, at any time, for any Obligor, 33.33% of the Loss Reserve, or such other amount (a "Special Concentration Limit") for such Obligor designated by the Agent; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that Conduit or the Required Financial Institutions may, upon notice to Seller, cancel any Special Concentration Limit; provided, however, that such Special Concentration Limit shall remain in place until the first Weekly Settlement Date following the fifteenth (15th) Business Day following the delivery of such notice. As of the date hereto, until notice from the Agent to the contrary in accordance with the proceeding sentence, the following Special Concentration Limits, as amended with the Agent's consent in the Weekly Report, shall be in effect: (i) Walmart Leasing, and Affiliates 90.0%; (ii) Anheuser Bush, Inc., and Affiliates 90.0%; (iii) Safeway Stores, 50.0%; (iv) Sara Lee, and Affiliates 50.0%; (v) PHH/Ameri Gas and Affiliates (Supported by Cendant), 50.0%; (vi) Budget Truck and Affiliates, 50.0%, (vii) Ryder Truck Rental and Affiliates, 50.0%, and (viii) ) Laidlaw, Inc. and Affiliates, 25.0%; provided, however, at no time shall the aggregate Outstanding Balance of Eligible Receivables owing from the Obligors listed in clause (v) and (vi) above exceed 90% of the Loss Reserve.

"Conduit" has the meaning set forth in the preamble to this Agreement. "Conduit Residual" means the sum of the Conduit Transfer Price Reductions.

"Conduit Transfer Price" means, with respect to the assignment by Conduit of one or more Purchaser Interests to the Agent for the benefit of one or more of the Financial Institutions pursuant to Section 13.1, the sum of (i) the lesser of (a) the Capital of each such Purchaser Interest and (b) the Adjusted Funded Amount of each such Purchaser Interest and (ii) all accrued and unpaid CP Costs for each such Purchaser Interest.

"Conduit Transfer Price Deficit" has the meaning set forth in Section 13.5. 50

"Conduit Transfer Price Reduction" means in connection with the assignment of a Purchaser Interest by Conduit to the Agent for the benefit of the Financial Institutions, the positive difference (if any) between (i) the Capital of such Purchaser Interest and (ii) the Adjusted Funded Amount for such Purchaser Interest.

"Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

"Contract" means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable in each case, only to the extent such writing relates to such Receivable (it being understood that any portion of such writing not relating to a Receivable or relating to a receivable that has not been transferred pursuant to the terms of this Agreement shall not be included in the term Contract, and if any writing shall have portions that are both included in and excluded from the term Contract, both parties having rights in such writing shall be granted reasonable access to such writing as shall be necessary or reasonably desirable to enforce its rights with respect thereto).

"CP Costs"means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any purchaser interest of Conduit pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by Conduit in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital.

"Credit and Collection Policy"means Seller's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and attached as Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

"Credit Enhancement Trigger" means a downgrade of the Parent below (i) Ba3 by Moody's Investors Service, Inc. ("Moody's) and BB- by Standard & Poor's Ratings Service ("Standard & Poor's") or (ii) B1 by Moody's or (iii) B+ by Standard & Poor's .

"DeemedCollections" means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection of a Receivable to the extent of such reduction or cancellation if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) any of the representations or warranties in Article V are no longer true with respect to any Receivable.

"Default Fee"means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to the interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2% above the Prime Rate.

"Default Ratio"means, for any calendar month, an amount (expressed as a percentage) equal to (i) the sum of (A) the aggregate Outstanding Balance of all Receivables that were unpaid for more than 90 days after the due date of such invoice, but less than 121 days after the due date of such invoice as of the last day of such calendar month and (B) the aggregate Outstanding Balance of all Receivables that became Charged-Off Receivables prior to becoming 91 days past due during such calendar month divided by (ii) the aggregate gross sales with respect to the Receivables of the Originator during the calendar month four calendar months prior to such calendar month.

"Default Trigger Ratio" means, for any calendar month, an amount (expressed as a percentage) equal to (i) the sum of (A) the aggregate Outstanding Balance of all Receivables that were unpaid for more than 90 days after the due date of such invoice, but less than 121 days after the due date of such invoice as of the last day of such calendar month and (B) the aggregate Outstanding Balance of all Receivables that became Charged-Off Receivables prior to becoming 61 days past due during such calendar month divided by (ii) the Outstanding Balance of all Receivables as of the end of such calendar month, in the case of clause (i)(A), as reflected on the DFO Master Aging Report at such time.

"Defaulting Financial Institution" has the meaning set forth in Section 13.5.

"Delinquency Ratio" means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were more than 60 days but less than 91 days past due, as reflected on the DFO Master Aging Report at such time divided by (ii) the aggregate Outstanding Balance of all Receivables as reflected on the DFO Master Aging Report at such time.

"Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for (i) with respect to A Receivables and B Receivables, 61 days or more from the original due date for such payment and (ii) respect to C Receivables, 91 days or more from the original factory invoice date for such payment.

"Designated Obligor" means an Obligor indicated by the Agent, using its reasonable credit judgment to Seller in writing; provided, however, such designations shall not be effective until the first Weekly Settlement Date occurring the fifteenth (15t) Business Day following the delivery of such notice.

"Dilution Horizon Ratio" means, as of the last day of any calendar month, a percentage equal to (i) the aggregate gross sales of the Originator with respect to the Receivables for such calendar month divided by (ii) Outstanding Balance of all Eligible Receivables as of the last day of such calendar month.

"Dilution Ratio" means, a percentage equal to (i) the aggregate amount of Dilutions which occurred during the calendar month then most recently ended, divided by (ii) the aggregate gross sales of the Originator with respect to the Receivables during the calendar month one calendar month prior to such calendar month, calculated on a monthly basis.

"Dilution Reserve" means, on any date, an amount equal to (i) the greater of (a) the Dilution Reserve Percentage or (b) 5%, multiplied by (ii) the Outstanding Balance of all Net Receivables Balance as of the close of business of the Servicer on such date.

"Dilution Reserve Percentage"

        (ii)     [[2.0 x ED] + [(DS - ED) x DS ] x DHR
                                                            ED
 where:

        ED     =    the Expected Dilution Ratio at such time

        DS     =    the Dilution Spike Ratio at such time

        DHR  =   the Dilution Horizon Ratio at such time

"Dilution Spike Ratio" means, as of the last day of any calendar month, the highest 3-month rolling average Dilution Ratio, calculated as of the last day of each of the twelve calendar months then most recently ended.

"Dilutions" means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of "Deemed Collections".

"Discount Rate" means, the LIBO Rate or the Prime Rate, as applicable, with respect to each Purchaser Interest of the Financial Institutions.

"Eligible Receivable" means, at any time, a Receivable:

(i)  the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (b) is not an Affiliate of any of the parties hereto; and (c) is not a Designated Obligor;

(ii)  the Obligor of which (A) is not the Obligor of any Charged-Off Receivable or (B) not an Obligor of Receivables of which more than 30% of the aggregate unpaid balance of all Receivables owing from such Obligor are Delinquent Receivables;

(iii)  which is not a Charged-Off Receivable or a Delinquent Receivable;

(iv)  which by its terms is due and payable within 90 days of the original billing date therefor and has not had its payment terms extended;

(v)  which is an "account" or "chattel paper" or "payment intangible" within the meaning of Article 9 of the UCC of all applicable jurisdictions;

(vi)  which is denominated and payable only in United States dollars in the United States;

(vii)  which arises under a Contract in substantially the form of one of the form contracts set forth on Exhibit IX hereto or otherwise approved by the Agent in writing, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense;

(viii)  which arises under a Contract which does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract;

(ix)  which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by Parent;

(x)  which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation;

                (xi)  which satisfies all applicable requirements of the Credit and Collection Policy;

                (xii) which was generated in the ordinary course of Parent's business;

(xiii)  which arises solely from the sale of goods or the provision of services to the related Obligor by Parent, and not by any other Person (in whole or in part);

(xiv)  as to which the Agent has not notified Seller that the Agent has determined that the class of Receivables for which such Receivable is a part is not acceptable as an Eligible Receivable; provided, however, that such Receivable shall not be deemed ineligible due to this clause (xiv) until the first Weekly Settlement Date following the fifteenth (15th) Business Day following the delivery of such notice;

(xv)  which is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) (any such right referred to herein as a "Setoff Right")of the applicable Obligor against Parent or any other Adverse Claim, and the Obligor thereon holds no right as against Parent to cause Parent to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, any Receivable subject to a Setoff Right will be included as an Eligible Receivable provided, that the aggregate of the Net Obligor Setoff Amounts for all Obligors does not exceed $500,000, and if the aggregate of the Net Obligor Setoff Amounts exceeds $500,000, the Receivables of each Obligor that are subject to a Setoff Right shall be included as Eligible Receivables but the aggregate amount of such Receivables shall be reduced by the Net Obligor Setoff Amount for such Obligor;

(xvi)  as to which Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xvii)  all right, title and interest to and in which has been validly transferred by Parent directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim;

(xviii)  which is a Government Receivable to the extent the total amount of all Government Receivables for which the U.S. federal government is the Obligor included in the calculation of Net Receivables Balance, at any time, is no greater than 5% of all Receivables;

(xix)  with respect to any A Receivable, delivery has been made to the applicable Obligor and payment, or part thereof, remains unpaid for not more than 60 days after the original due date for such payment;

(xx)  with respect to any B Receivable, whether or not delivery has been made to the applicable Obligor, payment, or part thereof, remains unpaid for not more than 60 days after the original due date for such payment; provided, however, (A) if delivery has been made to the applicable Obligor, no more than 90% of the aggregate Outstanding Balance of such Receivables shall be included as Eligible Receivables and (B) if delivery has not been made to the applicable Obligor, no more than 65% of the Outstanding Balance of such Receivables shall be included as Eligible Receivables; and

(xxi) with respect to any C Receivable, whether or not delivery has been made to the applicable Obligor, payment, or part thereof, remains unpaid for not more than 90 days after the original factory invoice date for such payment; provided, however, with respect to such Receivables to the extent payment, or part thereof, remains unpaid for no more than 30 days after the original factory invoice date, no more than 75% of the aggregate Outstanding Balance of such Receivables shall be included as Eligible Receivables.

"ERISA"means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Expected Dilution Ratio" means, as of the last day of any calendar month, the average Dilution Ratio in respect of the twelve calendar months then most recently ended.

"Facility Account"means Account No. 323-2-37053 at JPMorgan Chase Bank.

"Facility Termination Date" means the earliest of (i) April 7, 2005, or such later date as mutually agreed to by the parties hereto, (ii) the Liquidity Termination Date and (iii) the Amortization Date.

"Federal Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as amended and any successor statute thereto.

"Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

"Fee Letter"means that certain letter agreement dated as of the date hereof among Seller, Transferor and the Agent, as it may be amended or modified and in effect from time to time.

"Finance Charges"means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

"Financial Institutions" has the meaning set forth in the preamble in this Agreement.

"Funding Agreement" means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of Conduit.

"Funding Source" means (i) any Financial Institution or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Conduit.

"GAAP"means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

"Government Receivables" means any Receivable as to which the Obligor is a government or a governmental subdivision or agency.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Incremental Purchase" means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

"Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

"Independent Director" shall mean a member of the Board of Directors of Seller who is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, employee or affiliate of Seller, Parent, Transferor, or any of their respective Subsidiaries or Affiliates, or (B) the beneficial owner (at the time of such individual's appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of more than 0.5% of the outstanding common shares of Seller, Parent, Transferor, or any of their respective Subsidiaries or Affiliates, having general voting rights;

"LIBO Rate" means the rate per annum equal to the sum of (i) (a) the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that,
(i )  if Reuters Screen FRBD is not available to the Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and

(ii)  if no such British Bankers' Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the Agent to be the rate at which Bank One offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) the sum of (A) 0.25% per annum plus (B) the "Applicable Rate" from time to time in effect for the "Eurodollar Revolving Loans" under the Transferor's Credit Agreement. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

"Liquidity Termination Date" means 364 days after the closing date.

"Lock-Box" means each locked postal box with respect to which a bank who has executed a Lock-Box Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit W.

"Lock-Box Bank" mean, at any time, any of the banks holding one or more Lock-Box Accounts.

"Lock-Box Account" means each deposit account, lock-box account or similar account into which proceeds of a Lock-Box are collected or deposited and which is listed on Exhibit W.

"Lock-Box Account Agreement" means an agreement substantially in the form of Exhibit VI among Transferor, the Agent and a Lock-Box Bank.

"Loss Horizon Ratio" means as of any date, an amount (expressed as a percentage) equal to (i) the aggregate gross sales of the Parent with respect to the Receivables during the three most recently ended calendar months divided by (ii) Outstanding Balance of all Eligible Receivables as of the last day of the most recently ended calendar month.

"Loss Percentage" means, at any time, a percentage equal to the greater of (i) 2.00 multiplied by the Loss Ratio multiplied by the Loss Horizon Ratio or (ii) the Loss Percentage Floor.

"Loss Percentage Floor" means a percentage equal to 20%.

"Loss Ratio" means, on any date, the greatest three-calendar month rolling average Default Ratio as calculated for each of the twelve most recently ended calendar months.

"Loss Reserve"means, on any date, an amount equal to the Loss Percentage multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

"Material Adverse Effect" means a material adverse effect on (i) the financial condition or operations of any Seller Party and its Subsidiaries, taken as a whole, (ii) the ability of any Seller Party to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser's interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

"Material Indebtedness" means Indebtedness or obligations in an aggregate principal amount exceeding $10,000,000.

"Monthly Report"means a report, in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

"Monthly Settlement Date" means (A) the 15`h day of each month or, if such day is not a Business Day, the first Business Day thereafter (beginning May 17, 2004), and (B) the last day of the relevant Tranche Period in respect of each Purchaser Interest of the Financial Institutions.

"Navistar"has the meaning set forth in the preamble to this Agreement.

"Net Obligor Setoff Amount" means, for any Obligor and for any Accrual Period, the lesser of (a) the aggregate Outstanding Balance of all Eligible Receivables of such Obligor and (b) an amount, not less than zero, equal to (i) the dollar amount of the Setoff Right (as defined in clause (xv) of the definition of "Eligible Receivable") the applicable Obligor may have against Parent minus (ii) the amount, if any, by which the Outstanding Balance of all Eligible Receivables owing from the applicable Obligor exceeds the Concentration Limit or Special Concentration Limit, as applicable, with respect to such Obligor.

"Net Receivables Balance" means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor.

"Non-Defaulting Financial Institution" has the meaning set forth in Section 13.5.

 "Non-Renewing Financial Institution" has the meaning set forth in Section 13.6(a).

"Obligations" shall have the meaning set forth in Section 2.1.

"Obligor" means a Person obligated to make payments pursuant to a Contract. "Originator" means International Truck and Engine Corporation, a Delaware corporation and its successors.59

"Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

"Parent" means Navistar International Corporation, a Delaware corporation, and its successors.

"Participant" has the meaning set forth in Section 12.2.

"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Pooled Commercial Paper" means Commercial Paper notes of Conduit subject to any particular pooling arrangement by Conduit, but excluding Commercial Paper issued by Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Conduit.

"Potential Amortization Event" means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

"Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes

"Pro Rata Share" means, for each Financial Institution, a percentage equal to (i) the Commitment of such Financial Institution, divided by (ii) the aggregate amount of all Commitments of all Financial Institutions hereunder, adjusted as necessary to give effect to the application of the terms of Sections 13.5 or 13.6.

"Proposed Reduction Date" has the meaning set forth in Section 1.3.

"Purchase Limit" means $100,000,000.

"Purchase Notice" has the meaning set forth in Section 1.2.

"Purchase Price" means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report, without taking into account such proposed Incremental Purchase.

"Purchasers" means Conduit and each Financial Institution.

"Purchaser Interest" means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

                                   C
                            NRB - AR

where:

C        = the Capital of such Purchaser Interest.

AR     = the Aggregate Reserves.

NRB   = the Net Receivables Balance.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

"Purchasing Financial Institution" has the meaning set forth in Section 12.1(b).

"Receivable"means all indebtedness and other obligations owed to Originator or Transferor (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement or hereunder but only to the extent it is transferred under the Receivables Sale Agreement) or in which Seller or Transferor has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

"Receivables Sale Agreement" means that certain Receivables Sale Agreement, dated as of April 8, 2004, between Transferor and Seller, as the same may be amended, restated or otherwise modified from time to time.

"Records"means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

"Reduction Notice" has the meaning set forth in Section 1.3.

"Reduction Percentage" means, for any Purchaser Interest acquired by the Financial Institutions from Conduit for less than the Capital of such Purchaser Interest, a percentage equal to a fraction the numerator of which is the Conduit Transfer Price Reduction for such Purchaser Interest and the denominator of which is the Capital of such Purchaser Interest.

"Regulatory Change" has the meaning set forth in Section 10.2(a).

"Reinvestment" has the meaning set forth in Section 2.2.

"Related Security" means, with respect to any Receivable, if any:
(i)  all of Seller's interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by Transferor or Originator, as applicable, gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii)  all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii)  all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv)  all service contracts and other contracts and agreements associated with such Receivable,

(v)  all Records related to such Receivable,

(vi )    all of Seller's right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable, and

          (vii)  all proceeds of any of the foregoing.

"Required Financial Institutions" means, at any time, Financial Institutions with Commitments in excess of 66-2/3% of the Purchase Limit.

"Required Notice Period" means two Business Days.

"Responsible Agent Party" means any asset backed senior credit officer of the Agent.

"Restricted Junior Payment" means (i ) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to the Transferor or its Affiliates in reimbursement of actual management services performed).

"Seller"has the meaning set forth in the preamble to this Agreement.

"Seller Parties" has the meaning set forth in the preamble to this Agreement.

"Servicer" means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

"Servicer Reserve"means, on any date, an amount equal to 1% multiplied by the Outstanding Balance of all Eligible Receivables as of the close of business of the Servicer on such date.

"Servicing Fee"has the meaning set forth in Section 8.6.

"Servicer Termination Event" means an Amortization Event described in Section 9.1(a),(b),(c) or (d) with respect to the Servicer.

"Settlement Period" means (A) in respect of each Purchaser Interest of Conduit, the immediately preceding Accrual Period, and (B) in respect of each Purchaser Interest of the Financial Institutions, the entire Tranche Period of such Purchaser Interest.

"Specified NFC Allocation Account" means account No. 144-0-48257 at JPMorgan Chase Bank, 4 New York Plaza, 6th Floor, New York, New York 10004 (ABA No: 021000021) or such other account specified by the Seller Parties in a notice to the Agent.

"Subsidiary"of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of Seller.

"Termination Date" has the meaning set forth in Section 2.2.

"Termination Percentage" has the meaning set forth in Section 2.2.

"Terminating Financial Institution" has the meaning set forth in Section 13.6(a).

"Terminating Tranche" has the meaning set forth in Section 4.3(b).

"Tranche Period" means, with respect to any Purchaser Interest held by a Financial Institution:

(a)  if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the Agent and Seller, commencing on a Business Day selected by Seller or the Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b)  if Yield for such Purchaser Interest is calculated on the basis of the Prime Rate, a period commencing on a Business Day selected by Seller and agreed to by the Agent, provided no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

"Transaction Documents" means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, the Transfer Agreement (but only those portions that relate to the Receivables), each Lock-Box Account Agreement, each Blocked Account Agreement, the Fee Letter, the Subordinated Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

"Transactions"means, collectively, (a) the execution and delivery by each Seller Party of the Transaction Documents to which it is a party, (b) the sale by the Seller of the Receivables, Related Security and Collections pursuant to this Agreement and use of the proceeds thereof, and (c) the performance of each Seller Party's other obligations under the Transaction Documents to which it is a party.

"Transfer Agreement"means that certain Master Intercompany Agreement dated April 26, 1993, as amended through the date hereof, by and between Parent and Transferor.

"Transferor Credit Agreement" means that certain Credit Agreement, dated as of December 8, 2000, originally among Transferor, Arrendadora Financiera Navistar, S.A. de C.V., Servicios Financieros Navistar, S.A. de C.V. and Navistar Comercial, S.A. de C.V., as Borrowers, various lenders, JP Morgan Chase Bank (as successor to The Chase Manhattan Bank), as Administrative Agent, Bank of America, N.A., as Syndication Agent, and The Bank of Nova Scotia, as Documentation Agent, as the same may be amended, restated or otherwise modified from time to time.

"Transferor"means Navistar Financial Corporation, in its capacity as seller under the Receivables Sale Agreement.

"UCC"means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

"Weekly Report"means a report, in substantially the form of Exhibit XI hereto (appropriately complete), furnished by the Servicer to the Agent pursuant to Section 8.5.

"Weekly Settlement Date" means the third Business Day of each week.

"Yield"means for each respective Tranche Period relating to Purchaser Interests of the Financial Institutions, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period including the first day but excluding the last day, annualized on a 360 day basis.

"YieldReserve" means, on any date, an amount equal to 1% multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II

FORM OF PURCHASE NOTICE

[DATE]

Bank One, NA (Main Office Chicago), as Agent
1 Bank One Plaza, IL1-0079
Asset-Backed Finance
Chicago, Illinois 60670-0596
Attention: Jupiter Administrator

Re: PURCHASE NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of April 8, 2004, by and among Truck Retail Accounts Corporation, a Delaware corporation (the "Seller"), Navistar Financial Corporation, as Servicer, the Financial Institutions, Jupiter Securitization Corporation ("Conduit"), and Bank One, NA (Main Office Chicago), as Agent (the "Receivables Purchase Agreement").   Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Agent is hereby notified of the following Incremental Purchase:

Purchase Price:                                   $__________________________

Date of Purchase:                                 __________________________

Requested Discount Rate:                  [LIBO Rate] [Prime Rate] [Pooled Commercial Paper rate]

            Please credit the Purchase Price in immediately available funds to our Facility Account [and then wire-transfer the Purchase Price in immediately available funds on the above-specified date of purchase to:

[Account Name]
[Account No.]
[Bank Name & Address]
[ABA #]
Reference:
Telephone advice to: [Name] @ tel. No. ( )

Please advise [Name] at telephone no ()                          if Conduit will not be making this purchase.

            In connection with the Incremental Purchase to be made on the above listed "Date of Purchase" (the "Purchase Date"), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):

(i)  the representations and warranties of the Seller set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct on and as of the Purchase Date as though made on and as of such date;

(ii)  no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;

(iii)  the Facility Termination Date has not occurred, the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and

(iv)  the amount of Aggregate Capital is $                                 after giving effect to the Incremental Purchase to be made on the Purchase Date.

Very truly yours,

TRUCK RETAIL ACCOUNTS CORPORATION

By:      ______________________________

Name:  ______________________________

Title:   ______________________________

EXHIBIT III

STATE OF ORGANIZATION; PLACES OF BUSINESS; LOCATIONS OF RECORDS;

FEDERAL EMPLOYER IDENTIFICATION NUMBER AND ORGANIZATIONAL

IDENTIFICATION NUMBER

NAVISTAR:

Places of Business:
Illinois

Locations of Records:
2850 W. Golf Road
Rolling Meadows, Illinois 60008

Federal Employer Identification Number:
36-XXXXXXX

Organizational Identification Number:
04290010

Trade and Assumed Names, Prior Names:
 International Harvester Credit Corporation
International Finance Group

SELLER

Places of Business:
Illinois

Locations of Records:
2850 W. Golf Road
Rolling Meadows, Illinois 60008

Federal Employer Identification Number:
36-XXXXXXX

Organizational Identification Number:
3270162

Trade and Assumed Names, Prior Names:
None.

EXHIBIT IV

NAMES OF LOCK-BOX BANKS; BLOCKED ACCOUNT BANKS; LOCK-BOX

ACCOUNTS; BLOCKED ACCOUNTS

               Lock Box :                                                                                           Related Lock-Box Account:
Lock-Box No. 198381, P.O.                                                              Account No.: XXXXXXXXXX maintained with
Box 198381, Atlanta Georgia                                                               Bank of America, 231 South La Salle
39384-8381                                                                                         Street, Chicago, IL 60604

Proceeds Allocation Account: No. XXX-X-XXXXX located at JPMorgan Chase Bank, 4 New York Plaza, 6th Floor, New York, New York 10004 (ABA No. 021000021)

Blocked Account: a trust account number XXXXXXXX.X in the name "Blocked Account for Bank One, NA (Main Office Chicago), as Agent" maintained with JPMorgan Chase Bank, 4 New York Plaza, 6th Floor, New York, New York 10004.

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE

To:  Bank One, NA (Main Office Chicago), as Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement dated as of April 8, 2004 among Truck Retail Accounts Corporation (the "Seller"), Navistar Financial Corporation (the "Servicer"), the Purchasers party thereto and Bank One, NA (Main Office Chicago), as agent for such Purchasers (the "Agreement").

THE UNDERSIGNED HEREBY CERTIFIES THAT:

          1.  I am the duly elected _______________of Seller.

2.  I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries, if any, with respect to the accounting period covered by the attached financial statements.

3.  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, as of the date of this Certificate, except as set forth in paragraph 5 below.

4.  Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

TRUCK RETAIL ACCOUNTS CORPORATION

By:      _________________________________

Name: _________________________________
Title:   _________________________________

EXHIBIT VI

FORM OF LOCK-BOX ACCOUNT AGREEMENT

[To BE ATTACHED]

Date: April 8, 2004

Bank of America

231 South La Salle Street
Chicago, IL 60604

Attention:  Carmen L. Conway
                    Donald S. Irvine
                    Marion J. Alongi

Ladies and Gentlemen:

This letter is delivered to you pursuant to the Receivables Purchase Agreement, dated as of April 8, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the "Agreement") among Navistar Financial Corporation (with its successors, "Navistar Financial", "we" or "us"), Truck Retail Accounts Corporation, Jupiter Securitization Corporation and Bank One, NA (Main Office Chicago), as agent (with its successors in such capacity, the "Agent"), and in connection with the Account No. XXXXXXXXXX (the "Lockbox Account"), our Lock-box No. XXXXXX (the "Lock-box" or the "Lock-box Service") P.O. Box 198381, Atlanta, GA 30384-8381 maintained with you.

We hereby instruct you, and by your signature below you hereby agree,

(i)  to transfer, not later than on the third business day after the execution of this letter and on each business day thereafter, by wire transfer, all collected and available funds deposited into the Lockbox Account maintained by you into the Navistar Financial Proceeds Allocation Account No. XXX-X-XXXXX maintained at JPMorgan Chase Bank, 4 New York Plaza, 6th Floor, New York, New York 10004 (ABA No. 021000021) (the "Proceeds Allocation Account") until instructed in writing by the Agent to do otherwise pursuant to paragraph (f) below, and

(ii)  (x) to deposit all cash, checks, drafts and other instruments or items for the payment of money (collectively, "Checks") paid into any Lock-box maintained by you in the related Lockbox Account maintained by you (except that you may deal with items which are postdated, improperly endorsed or otherwise irregular in accordance with your Standard Terms and Conditions, which are attached hereto as Exhibit A, as modified by our existing operating instructions) and (y) to transfer, on each Business Day, all collected and available funds deposited into any such Lockbox Account to the Proceeds Allocation Account. A "Business Day" is each day except Saturdays, Sundays and your holidays. Funds are not available, if in your reasonable determination, they are subject to a hold, dispute or legal process preventing their withdrawal.

By executing a copy of this letter, you

(a)  confirm that you have established on behalf of Navistar Financial the Lockbox Account and Lock-box Service indicated in the first paragraph of this letter,

(b)  agree that such Lockbox Account and Lock-box shall clearly indicate that certain of the items and funds delivered to the Lock-box or deposited into the Lockbox Account are the property of Navistar Financial subject to the security interest of the Agent pursuant to the Agreement,

(c)  agree that you will comply with the instructions originated by the Agent directing disposition of the funds in each such Lockbox Account without further consent by Navistar Financial,

(d)  confirm that (i) you have not received notice of any other currently effective lien or claim on the Lockbox Account and (ii) you do not yourself have any lien or other claim on the Lockbox Account (other than any interest you may have as a Secured Party under the Agreement),

(e)  agree to take such other action as may be reasonably necessary or appropriate from time to time under the UCC to perfect the Agent's Security Interest in the Lockbox Account,

(f)  agree that within a reasonable period of time, not to exceed two Business Days (as defined below), after your receipt of a notice from the Agent, substantially in the form of Annex 1 attached hereto, you will, each Business Day therafter transfer by wire transfer the collected and available balance in the Lockbox Account to the account of the Agent specified in the Notice, and

(g)  agree that all Checks delivered to the Lock-box or deposited into the Lockbox Account will not be subject to deduction, set-off, banker's lien or any other right in your favor except that (i) if you, at any time, determine that there is an inaccuracy in such Lockbox Account or that an entry previously posted to such Lockbox Account was revoked or did not become final (including but not limited to) the return of deposited items unpaid) then you may debit such amount against such Lockbox Account, and (ii) you may debit against such account any fees directly related to the operation of such account, if Navistar Financial has not paid such fees within thirty days of your making a demand for their payment.

If you (because of insufficient funds or for any other reason) cannot obtain payment pursuant to paragraph (d) above of such amount by debiting such account, we agree to pay such amount to you immediately upon demand.

We agree to indemnify and, at your option, defend you against all liabilities, claims, losses and expenses (excluding routine operating expenses), including reasonable attorneys' fees and court fees and costs incurred by you as a result of your agreeing to this letter or your relying upon or complying with this letter or any information or instruction received by you from us, the Agent. Notwithstanding the above, we shall have no obligation to indemnify you for or defend you against such liabilities, claims, losses and expenses to the extent such liabilities, claims, losses or expenses are the result of your gross negligence, willful misconduct or bad faith.

You will be liable to us or the Agent under or in connection with this letter or such Lockbox Account or Lock-box, to make an adjustment to such account or to pay an amount beyond the final balance actually posted to such account by you, only to the extent of our direct losses or the Agent's direct losses and only to the extent such losses are caused by your willful misconduct or failure to exercise ordinary care. The amount of your liability under or in connection with this letter or such account, to make an adjustment to such account or otherwise, will be limited to (a) the refund of any amount wrongly debited or misdirected by you from such account which we were not obliged to pay, back-dated for account analysis purposes as of the date of the debit or misdirection (or at your election, without back-dating but with interest added, computed at your effective Federal Funds rate in effect from time to time), and (b) the refund of fees paid by us for services performed by you in connection with these accounts and any services provided by you in connection therewith to the extent that such services were not properly performed by you, and (c) after such accounts are closed, payment of the balance posted to such accounts. In no event will you be liable for any special, indirect, exemplary or consequential damages. In no event will you be liable as a result of an act or omission if it is due to compliance with this letter or with applicable laws, regulations, operating circulars, clearing house rules or funds-transfer system rules, any act or omission by us or the Agent, any act or omission by any other bank, clearing house, funds-transfer system, agent or other person, mechanical failure of your equipment, power failure, strike or lock-out, fire or other casualty, riot or civil commotion, windstorm, earthquake, flood or other Act of God, delay in transportation, governmental regulation or interference, or any event beyond your control. The Agent and we acknowledge that you are not a party to the Agreement.

Neither the Agent nor any other Secured Party shall be required to pay you any compensation or indemnity whatsoever for providing the services contemplated herein.

All notices and other communications in connection with this letter shall be addressed to the respective party at its address or telefax number set forth below the respective party's name on the signature page of this letter or any other address or telefax number which a party shall specify for the purpose of communications in connection herewith, by notice in writing to the other parties. You may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent or other paper or document which it believes to be genuine and to have been signed or presented by the proper party or, in the case of telefax transmissions, to have been sent by the proper party or parties.

You may terminate this letter upon thirty days' prior written notice to the Agent and us. You may also terminate this letter at any time by written notice to the Agent and us if either the Agent or we breach any terms of this letter.

This letter shall be binding upon and inure to the benefit of each party hereto and shall inure to the benefit of the Agent and each of the other secured parties under the Agreement and their respective successors and assigns. This letter shall not be altered in any material manner except by a writing signed by each party hereto, provided, however, that your fees and charges are subject to change on thirty days' prior written notice to us.

We agree to pay to you, upon receipt of your invoice, all out-of-pocket costs, expenses and attorneys' fees incurred by you in connection with the enforcement of this letter and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce your rights in a case arising under Title 11, United States Code. We agree to pay you, upon receipt of your invoice, all costs, expenses and attorneys' fees incurred by you in the preparation of this letter (including any amendments hereto or instruments or agreements required hereunder).

Notwithstanding any of the other provisions in this letter, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against us, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against us, you may act as you deem necessary to comply with all applicable provisions of governing statutes and shall be held harmless from any claim of any of the parties for so doing.

This letter may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Nothing contained in this letter shall create any agency, fiduciary, joint venture or partnership relationship between you and us or the Agent.

This letter shall be governed by and construed in accordance with the substantive laws of the State of Illinois without regard to the choice of law principles of such jurisdiction.

Please acknowledge receipt of this letter and your acceptance of the terms hereof by signing a copy of this letter in the space provided below.

                    Very truly yours,

                    NAVISTAR FINANCIAL CORPORATION

                    By:    /s/  ANDREW J. CEDEROTH
                    Name:      Andrew J. Cederoth
                    Title:        Vice President and Treasurer

                    2850 West Golf Road
                    Rolling Meadows, IL 60008
                    Telefax number: (847) 734-4090
                    Attention: Vice President & Treasurer

Acknowledged and agreed to as of this
__ day of April, 2004.

BANK OF AMERICA, N.A.

By:     /s/  THERESA HERNANDEZ
Name:       Theresa Hernandez
Title:         Vice President

Bank of America
231 South La Salle Street
Chicago, IL 60604

Attention:  Carmen L. Conway
                    Donald S. Irvine
                    Marion J. Alongi

BANK ONE, NA (MAIN OFFICE CHICAGO), as Agent

By:    /s/  RONALD J. ATKINS
 Name:    Ronald J. Atkins
Title:       Director, Capital Markets

Suite IL 1-0596, 1-21
1 Bank  One Plaza
Chicago, IL 60670-0596
Telefax Number (312)732-1844

EXHIBIT A

STANDARD TERMS AND CONDITIONS

The Lockbox Service involves processing Checks that arc received at a Lockbox Address. With this Service, Company instructs its customers to mail checks it wants to have processed under the Service to Navistar Financial Corporation (the "Company") Lockbox Address. Bank picks up mail at the Lockbox Address according to its mail pick-up schedule. Bank of America, N.A. (the "Bank") will have unrestricted and exclusive access to the mail directed to the Lockbox Address. Bank will provide Company with the Lockbox Service for a Lockbox Address when Company has completed and Bank has received Bank's then current set-up documents for the Lockbox Address.

If Bank receives any mail containing Company's lockbox number at Bank's lockbox operations location (instead of the Lockbox Address), Bank may handle the mail as if it had been received at the Lockbox Address.

PROCESSING

Bank will handle Checks received at the Lockbox Address according to the applicable deposit account agreement, as if the Checks were delivered by Company to Bank for deposit to the Account, except as modified by this Agreement.

Bank will open the envelopes picked up from the Lockbox Address and remove the contents. For the Lockbox Address, Checks and other documents contained in the envelopes will be inspected and handled in the manner specified in the Company's set-up documents. Bank captures and reports information related to the lockbox processing, where available, if Company has specified this option in the set-up documents. Bank will endorse all Checks Bank processes on Company's behalf.

If Bank processes an unsigned check as instructed in the set-up documents, and the check is paid, but the account owner does not authorize payment, Company agrees to indemnify Bank, the drawee bank (which may include Bank) and any intervening collecting bank for any liability or expense incurred by such indemnitee due to the payment and collection of the check.

If Company instructs Bank not to process a check bearing a handwritten or typed notation "Payment in Full" or words of similar import on the face of the check, Company understands that Bank has adopted procedures designed to detect Checks bearing such notations; however, Bank will not be liable to Company or any other party for losses suffered if Bank fails to detect Checks bearing such notations.

RETURNED CHECK

Unless Company and Bank agree to another processing procedure, Bank will reclear a Check once which has been returned and marked "Refer to Maker," "Not Sufficient Funds" or "Uncollected Funds." If the Check is returned for any other reason or if the Check is returned a second time, Bank will debit the applicable Account and return the Check to Company. Company agrees that Bank will not send a returned item notice to Company for a returned Check unless Company and Bank have agreed otherwise.

ACCEPTABLE PAYEES

For the Lockbox Address, Company will provide to Bank the names of Acceptable Payees ("Acceptable Payee" means Company's name and any other payee name provided to Bank by Company as an acceptable payee for Checks to be processed under the Lockbox Service). Bank will process a check only if it is made payable to an Acceptable Payee and if the check is otherwise processable. Company warrants that each Acceptable Payee has authorized Checks payable to it to be credited to the Account Company designates for the Lockbox Service. Bank may treat as an Acceptable Payee any variation of any Acceptable Payee's name that Bank deems to be reasonable.

CHANGES TO PROCESSING INSTRUCTIONS

Company may request Bank orally or in writing to make changes to the processing instructions (including changes to Acceptable Payees) for any Lockbox Address by contacting its Bank representative. Bank will not be obligated to implement any requested changes until Bank has actually received the requests and had a reasonable opportunity to act upon them. In making changes, Bank is entitled to rely on instructions purporting to be from Company.

ANNEX 1

[BANK ONE, N.A.]
Bank of America
231 South La Salle Street
Chicago, IL 60604

Attention:  Carmen L. Conway
                    Donald S. Irvine
                    Marion J. Alongi

RE:   Navistar Financial Corporation
                Account No. ______________________

Ladies and Gentlemen:

Reference is made to the letter agreement dated April 8, 2004 (the "Agreement") between Navistar Financial Corporation and you regarding the above-described account (the "Lockbox Account"). In accordance with Section (f) on page 2 of the Agreement, we hereby give you notice of our exercise of control of the Lockbox Account and we hereby instruct you to transfer funds to our account as follows:

Bank Name:   _____________________
ABA No.:      _____________________
Account Name: ___________________
Account No.: _____________________

Very truly yours,

BANK ONE, N.A.
By___________________________
Name:________________________
                                   Title:________________________

EXHIBIT VII

FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this "Assignment Agreement") is entered into as of the ____day of ___________, ___, by and between __________________ ("Assignor") and ___________________ ("Assignee").

PRELIMINARY STATEMENTS

A.  This Assignment Agreement is being executed and delivered in accordance with Section 12.1(b) of that certain Receivables Purchase Agreement dated as of April 8, 2004 by and among Truck Retail Accounts Corporation, Navistar Financial Corporation, as Servicer, Jupiter Securitization Corporation, Bank One, NA (Main Office Chicago), as Agent, and the Financial Institutions party thereto (as amended, modified or restated from time to time, the "Purchase Agreement"). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Purchase Agreement.

B.  Assignor is a Financial Institution party to the Purchase Agreement, and Assignee wishes to become a Financial Institution thereunder; and

          C.  Assignor is selling and assigning to Assignee an undivided ________% (the "Transferred Percentage") interest in all of Assignor's rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, Assignor's Commitment and (if applicable) the Capital of Assignor's Purchaser Interests as set forth herein.

AGREEMENT

          The parties hereto hereby agree as follows:

1.  The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the "EffectiveDate") two (2) Business Days (or such other date selected by the Agent in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement ("Effective Notice") is delivered by the Agent to Conduit, Assignor and Assignee. From and after the Effective Date, Assignee shall be a Financial Institution party to the Purchase Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

2.  If Assignor has no outstanding Capital under the Purchase Agreement, on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor's Commitment and all rights and obligations associated therewith under the terms of the Purchase Agreement, including, without limitation, the Transferred Percentage of Assignor's future funding obligations under Section 4.1 of the Purchase Agreement.

3.  If Assignor has any outstanding Capital under the Purchase Agreement, at or before 12:00 noon, local time of Assignor, on the Effective Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding Capital of Assignor's Purchaser Interests (such amount, being hereinafter referred to as the "Assignee's Capital; (ii) all accrued but unpaid (whether or not then due) Yield attributable to Assignee's Capital; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee's Capital for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date (the "Assignee's Acquisition Cost"); whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor's Commitment and the Capital of Assignor's Purchaser Interests (if applicable) and all related rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor's future funding obligations under Section 4.1 of the Purchase Agreement.

4.  Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Purchase Agreement.

5.  Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

6.  By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, the Agent and the Financial Institutions as follows: (a) other than the representation and warranty that it has not created any Adverse Claim upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Purchase Agreement or the Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Assignee, the Purchase Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, any Obligor, any Affiliate of the Seller or the performance or observance by the Seller, any Obligor, any Affiliate of the Seller of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon the Agent, Conduit, the Seller or any other Financial Institution or Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Purchase Agreement and the Transaction Documents; (e) Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) Assignee agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Purchase Agreement and the other Transaction Documents, are required to be performed by it as a Financial Institution or, when applicable, as a Purchaser.

7.   Each party hereto represents and warrants to and agrees with the Agent that it is aware of and will comply with the provisions of the Purchase Agreement, including, without limitation, Sections 4.1, 13.1 and 14.6 thereof.

8.  Schedule I hereto sets forth the revised Commitment of Assignor and the Commitment of Assignee, as well as administrative information with respect to Assignee.

9.  THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

10.  Assignee hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all senior indebtedness for borrowed money of Conduit, it will not institute against, or join any other Person in instituting against, Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]

By:  ______________________
Title:______________________

[ASSIGNEE]

By:_______________________
Title:______________________

SCHEDULE I TO ASSIGNMENT AGREEMENT

LIST OF LENDING OFFICES, ADDRESSES
FOR NOTICES AND COMMITMENT AMOUNTS

Date:______________, _______

Transferred Percentage: _________%

	A1	A-2	B-1	B-2
Assignor	Commitment (prior to giving effect to the Assignment Agreement)	Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)	Ratable Share of Outstanding Capital

	A-2	B-1	B-2
Assignee	Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)	Ratable Share of Outstanding Capital

Address for Notices

Attention:
Phone:
Fax:

SCHEDULE II TO ASSIGNMENT AGREEMENT

EFFECTIVE NOTICE
TO:  _______________________ , Assignor
        _______________________
        _______________________
        _______________________

TO: ________________________, Assignee
       ________________________
       ________________________
       ________________________

The undersigned, as Agent under the Receivables Purchase Agreement dated as of April 8, 2004 by and among Truck Retail Accounts Corporation, a Delaware corporation, Navistar Financial Corporation, as Servicer, Jupiter Securitization Corporation, Bank One, NA (Main Office Chicago), as Agent, and the Financial Institutions party thereto, hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement dated as of_________, ____ between________________, as Assignor, and _______________, as Assignee.   Terms defined in such Assignment Agreement are used herein as therein defined.

1.  Pursuant to such Assignment Agreement, you are advised that the Effective Date will be ____________, _____.

2.   Conduit hereby consents to the Assignment Agreement as required by Section 12.1(b) of the Receivables Purchase Agreement.

[3. Pursuant to such Assignment Agreement, the Assignee is required to pay $_________ to Assignor at or before 12:00 noon (local time of Assignor) on the Effective Date in immediately available funds.]

Very truly yours,

BANK ONE, NA (MAIN OFFICE CHICAGO),
individually and as Agent

By:  ______________________________
Title:______________________________

JUPITER SECURITIZATION CORPORATION

                                           By:  ________________________________
                                                                                                    Authorized Signatory

EXHIBIT VIII

CREDIT AND COLLECTION POLICY

SEE EXHIBIT V TO RECEIVABLES SALE AGREEMENT

EXHIBIT IX

FORM OF CONTRACTS)

SEE ATTACHED

TERMS AGREEMENT

____________________________________
Buyer Name

____________________________________
Address

____________________________________
City, State. Zip

Invoicing Terms

_____________________________________ (Buyer) from time to time orders various quantities of trucks from Navistar.   For any and all trucks currently on order and all future orders.   Buyer agrees to accept invoicing for Buyer's account upon completion of manufacture at Navistar's assembly plant.   Title to such trucks shall pass to Buyer upon tender of invoice.

It is understood that Buyer will take physical delivery of trucks subject to this Agreement at the first destination specified on Buyer's purchase order or on other written notification.

Navistar will maintain responsibility for the physical condition of such trucks until delivery is completed at the designated delivery location.

 Payment Terms

Account terms have been established upon acceptance of Buyer's order.

A.  Buyer agrees that payment shall be due to Navistar  ______ days from date of factory invoice (build date).
B.  Buyer agrees that payment shall be due to Navistar ______ days from date of delivery.

While a late charge may be asessed from due date to actual date of payment, it is not intended for an late charge to be accepted in lieu of prompt payment.

This Agreement governs all purchases orders from the date hereof until canceled in writing by either party.

Acknowledged:

By: ______________________________________

       ______________________________________
       Title

Date:_____________________________________

By: ______________________________________
        National Account Manager
        Navistar  International Transportation Corp

ADDITIONAL PROVISIONS OF SALE

1.	The trucks and equipment covered by this agreement will be invoiced immediately upon completion of manufacture at assembly plant and the title shall pass to purchaser upon tender of invoice.

2.	The seller will maintain responsibility for the physical condition of the trucks and equipment covered by this agreement until physical delivery is completed to the purchaser or his agent.

3.	While a late charge may be assessed from due date to actual date of payment, it is not intended for late charges to be accepted in lieu of prompt payment.

4.
The trade allowance set forth herein is based upon our appraisal of the trade-in referred to in its present mechanical condition, free of all liens, and with the equipment and attachments set forth upon our appraisal sheet.   Such trade-in shall be subject to reappraisal at the time it is delivered to us and if it is reappraised at a different value than the trade allowance set forth herein, because of difference in mechanical condition or because of removal or substitution of equipment or parts or attachments, or because it is subject to a lien not set forth herein, the trade allowance shall be changed to such reappraised value and the difference between the trade allowance  set forth herein and the reappraised value, less any lien not set forth herein, shall be paid in cash at the time that the new vehicle or vehicles covered by this proposal are delivered to you.

5.	You agree to accept the goods covered by this proposal, as fulfillment thereof, with such changes in design and materials, or either of them, that the manufacturer may make.

6.
If any sales or excise taxes now in effect shall be increased, any new sales excise, floor or processing taxes shall be imposed by federal, state or local laws, or if the amount of such tax actually due exceeds the amount specified in this proposal, you are to reimburse us for any and all such increased, or additional new, taxes that we may be required to pay or to reimburse others by reason of the manufacturer, importation, purchase or sale of the vehicles and equipment carried by this proposal.

7.
We shall not be responsible for delays in transportation or to delay the same on time when prevented by strikes, fires or accidents, or by the demand exceeding the available supply, or by any other cause reasonable beyond our control.

8.	The limited warranties applicable to the vehicles described herein are Navistar International Corp’s standard printed warranties which are incorporated herein by reference.

NOTE:   Disclaimer.   The corporation’s standard printed warranties are in lieu of all other warranties, expressed or implied.   Navistar International Corp. specifically disclaims warranties of MERCHANTABILITY AND FITNESS FOR A PARTICULAR

PURPOSE, all other representations to the use/purchaser, and all other obligations or liabilities.  The corporation further excludes liability incidental or consequential damages, on the part of the corporation or seller. No person is authorized to give any other warranties or to assume any liabilities on the corporation or seller’s behalf unless made or assumed in writing by the corporation or the seller.

NOTE:   Remedies under state law.  Some states do not allow the exclusion or limitation of incidental or consequential damages, so the above limitation or exclusion may not apply to you.    Navistar International Transportation Corp’s warranties give you specific legal rights and you may also have other legal rights which may vary from state to state.

EXHIBIT X

FORM OF MONTHLY REPORT

[To Be Attached]

Truck Retail Account Corporation
Monthly Report For:   March 2004
As of March 31, 2004

I.	Receivables Rollforward
	Beginning Receivables	271,835,046
	Gross Sales	105,089,715
	Additional Post Invoice Sales	95,403
	Total Cash Collections	(126,014,221)
	Dilution	(330,200)
	Charge-offs	0
	Recoveries	0
	Unapplied Cash	0
	Other Adjustments	0
	Total Receivables	250,675,743

II.	Master Aging Schedule	Aging
	Current	165,875,499	66.17%
	1 – 30 days past due	60,134,384	23.99%
	31 – 60 days past due	5,881,180	2.35%
	61 – 90 days past due	639,527	0.26%
	91 – 120 days past due	981,840	0.39%
	> 120 days past due	421,366	0.17%
	Future (unapplied cash & terms>30)	0	0.00%
	Non-Aged	36,991,108	14.76%
	Non-Aged Credits	(20,012,163)	-7.98%
	Other Credits & Unapplied Cash	(236,906)	-0.09%
	Total Receivables	250,675,834	100.00%

	UNRECONCILED DIFFERENCE	(90)

Past Due Aging Schedule of A’s and B’s
	Aging
Current	97,698,875	85.08%
1 – 30 days past due	14,078,350	12.26%
31 – 60 days past due	1,972,648	1.72%
61 – 90 days past due	596,145	0.52%
91 – 120 days past due	329,934	0.29%
> 120 days past due	349,415	0.30%
Credits & Unapplied Cash	(192,897)	-0.17%
Total Receivables	114,832,470	100.00%

Past Invoice Aging Schedule of C’s
Current	Aging
1 – 30 days past invoice	63,157,101	53.38%
31 – 60 days past invoice	48,198,057	40.74%
61 – 90 days past invoice	5,863,897	4.96%
91 – 120 days past invoice	137,584	0.12%
> 120 days past invoice	994,076	0.84%
Credits & Unapplied Cash	(44,009)	-0.04%
Total Receivables	118,306,705	100.00%

III.	Eligible Receivables
	Total Receivables		250,675,743
	Minus: A & B Receivables> 60 days past due		1,275,494
	Total B Receivables	105,835,211
	Undelivered B Receivables	68,607,238
	25% Haircut on Current undelivered B’s		17,151,809
	10% Haircut on B’s		10,583,521
	25% Haircut on 1-30dpi C’s		15,789,275
	C Receivables>90 days past invoice		1,131,660
	Non-aged (N) Receivables less N Credit		16,978,944
	Contra-Accounts> $500K	0	0
	Non-Extended Terms> 120 Days		0
	Extended Terms Receivables		0
	U.S. Government Receivables> 5%	1,100,776	0
	Obligors w/ 30%of A&B Rec’s>60 dpd (Note #1)		38,996
	Obligors w/ 30%of C’s Rec’s>90 dpi (Note #1)		0
	Bankrupt Obligors		0
	Other Ineligibles		0
	Eligible Receivables Balance		187,726,043

IV.	Capital Availability
	Eligible Receivables Balance		187,726,043
	Minus: Excess Concentrations (see Section VI)		59,892,783
	Cendant excess concentration		0

	Net Receivable Balance		127,833,260
	Minus: Loss Reserve Percentage X Net Receivables Bal (Note #2)	20.00%	25,566,652
	Dilution Reserve Percentage X Net Receivables Balance (Note #3)	5.00%	6,391,663
	Yield & Servicing Reserve Percentage X Net Receivables Balance (Note#4)	1.00%	1,278,333
	In the event of a Credit Enhancement Trigger, the aggregate reserves would be the greater of: (a) 35% or (b) the sum of the Loss, Dilution and Yield and Servicing Reserve.
	Total Reserve Requirement		33,236,648

	Available for Funding		94,596,613
	Capital Outstanding (cannot exceed $100 million)		0

	Purchaser Interest (cannot exceed 100%) (Note #5)		0.00%

	Amount Available or Paydown Required		0

	AMOUNT ADVANCED/PAID DOWN		0

	Purchaser Interest after Draw/Paydown (cannot exceed 100%)		0.00%

V.	Compliance (Note #6)			Termination Event?

	3-Month Average Dilution Ration (cannot be greater than 2.5%)			0.13%	No
		Current month dilution ratio	0.25%
		One month prior dilution ratio	0.09%
		Two month prior dilation ratio	0.04%
	3-Month Average Master Aging Delinquency Ratio (cannot be greater than 5.5%)			1.38%	No
		Current month delinquency ratio	0.81%
		One month prior delinquency ratio	1.41%
		Two month prior delinquency ratio	1.92%
	3-Month Average Master Aging Default Ratio (cannot be greater than 0.5%)			0.89%	No
		Current month default ratio	0.26%
		One month prior default ratio	0.90%
		Two month prior default ratio	1.51%

VI.	Obligor Concentration Limits	20.00%		Loss Reserve Floor
	Obligor Name	Obligor Total	Ineligibles	Eligible Receivables	Concentration Limit %	Limit Amount	Excess Concentration
	Anheuser Bush, Inc. and Affiliates	164,160	0	164,160	18.00%	33,790,688	0
	Walmart Leasing and Affiliates	13,590,288	1,432,695	12,157,594	18.00%	33,790,688	0
	PHH/Ameri Gas And Affiliates (Cendant)	4,710,826	376,480	4,334,346	10.00%	18,722,604	0
	Safeway Stores	947,457	206,922	740,535,0	10.00%	18,722,604	0
	Sara Lee and Affiliates	0	0	0	10.00%	18,722,604	0
	Penske	63,181,606	2,845,277	60,336,329	6.67%	12,515,070	47,821,259
	Budget (Cendant)	42,165,715	11,321,587	30,844,128	10.00%	18,772,604	12,071,524
	Ryder	18,367,117	1,765,665	16,601,452	10.00%	18,772,604	0
	Obligor 1	0	0	0	6.67%	12,515,070	0
	Obligor 2	0	0	0	6.67%	12,515,070	0
	TOTAL	143,127,169	17,948,626	125,178,543			59,892,783

Notes:
1 ALL Receivables of any A & B Obligor for whom receivables greater than 60 dpd constitute, in the aggregate, more than 30% of all Receivables of such Obligor.
All Receivables of any C Obligor for whom receivables greater than 90 dpi constitute, in the aggregate, more than 30% of all Receivables of such Obligor.
2 This reserve percentage is calculated dynamically based on recent portfolio performance.
3 This reserve percentage is calculated dynamically based on recent portfolio performance.
4 This reserve percentage a static percentage.
5 Purchaser Interest is defined as follows: Capital / NRB - (Reserve Percentage X NRB).
6 Dilution Ratio is defined as current month's dilution divided by sales 1-month prior, which cannot be greater than 2.5%
Delinquency Ratio is defined as the aggregate Oustanding Balance of all Receivables that were greater than 60 days divided by the aggregate Outstanding Balance of all Receivables, which cannot be greater than 5.5% Default Ratio is defined as the sum of the aggregate Outstanding Balance of all Receivables unpaid for more than 90 but less than 121 days and the aggregate Oustanding Balance of all Receivables that became Charged-Off prior to 90 days past due divided by the aggregate Oustanding Balance of all Receivables, which cannot be greater than 4.5%

The undersigned hereby represent and warrants that the foregoing is a true and accurate accounting with respect to the outstandings of March 31, 2004 in accordance with the Receivables Purchase Agreement date as of April 8, 2004 and that all Representations and Warranties are restated and reaffirmed.

Signed by:  /s/   ANDREW J. CEDEROTH
                            Andrew J. Cederoth
                            Vice President & Treasurer

EXHIBIT XI

FORM OF WEEKLY REPORT

[To Be Attached]

EXHIBIT XII
FORM OF REDUCTION NOTICE
TRUCK RETAIL ACCOUNTS CORPORATION
REDUCTION NOTICE
DATED                     , 20_

Bank One,
NA (Main Office Chicago),
as Agent One Bank One Plaza, IL1-0079
Chicago, Illinois 60670-0079

Attention: Jupiter Administrator Ladies and Gentlemen:

Reference is made to the Receivables Purchase Agreement dated as of April 8, 2004 (as amended, supplemented or otherwise modified from time to time, the "Receivables Purchase Agreement") among Truck Retail Accounts Corporation (the "Seller"), Navistar Financial Corporation., as initial Servicer, Jupiter Securitization Corporation, and Bank One, NA (Main Office Chicago), as Agent. Capitalized terms defined in the Receivables Purchase Agreement are used herein with the same meanings.

The Seller hereby notifies the Agent that it wishes to make an Aggregate Reduction of $and that the Proposed Reduction Date for such
Aggregate Reduction is, 20_, which gives effect to the Required Notice Period.

IN WITNESS WHEREOF, the Seller has caused this Reduction Notice to be executed and delivered as of the date first above written.

TRUCK RETAIL ACCOUNTS CORPORATION, as Seller

By:
Name:
Title:

SCHEDULE A
COMMITMENTS OF FINANCIAL INSTITUTIONS

Financial Institution                                                                                                    Commitment
Bank One, NA (Main Office Chicago)                                                                                    $102, 000,000

SCHEDULE B

DOCUMENTS TO BE DELIVERED TO THE AGENT

ON OR PRIOR TO THE INITIAL PURCHASE

        PART I:   Documents to be Delivered in Connection with the Receivables Sale Agreement.

       1.   Executed copies of the Receivables Sale Agreement, duly executed by the parties thereto

       2.  Copy of the Resolutions of the Board of Directors of Transferor certified by its Secretary, authorizing Transferor's execution, delivery and performance of the Receivables Sale Agreement and the other documents to be delivered by it thereunder.

3.  Articles or Certificate of Incorporation of Transferor certified by the Secretary of State of the jurisdiction of incorporation of Transferor on or within thirty (30) days prior to the initial Purchase (as defined in the Receivables Sale Agreement).

4.  Good Standing Certificate for Transferor issued by the Secretaries of State of its state of incorporation and each jurisdiction where it has material operations, each of which is listed below:

a.

b.

5.  A certificate of the Secretary of Transferor certifying: (i) the names and signatures of the officers authorized on its behalf to execute the Receivables Sale Agreement and any other documents to be delivered by it thereunder and (ii) a copy of Transferor's By-Laws.

6.  Pre-filing state and federal tax lien, judgment lien and UCC lien searches against Transferor from the following jurisdictions:

a.  Delaware

b.  Illinois

7.  Copies of proper financing statements, duly filed under the UCC on or before the date of the initial Purchase (as defined in the Receivables Sale Agreement) in all jurisdictions as may be necessary or, in the opinion of Seller (or its assigns), desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the ownership interests contemplated by the Receivables Sale Agreement.

8.  Copies of proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by Transferor.

9.  Executed Lock-Box Account Agreements for each Lock-Box and Blocked Account Agreements for each Blocked Account.

10.  A favorable opinion of legal counsel for Transferor reasonably acceptable to Seller (or its assigns) which addresses the following matters and such other matters as Seller (or its assigns) may reasonably request:

--Transferor is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of incorporation.

--Transferor has all requisite authority to conduct its business in each jurisdiction where failure to be so qualified would have a material adverse effect on Transferor's business.

--The execution and delivery by Transferor of the Receivables Sale Agreement and each other Transaction Document to which it is a party and its performance of its obligations thereunder have been duly authorized by all necessary corporate action and proceedings on the part of Transferor and will not:

(a)  require any action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC financing statements);

(b)  contravene, or constitute a default under, any provision of applicable law or regulation or of its articles or certificate of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon Transferor; or

(c)  result in the creation or imposition of any Adverse Claim on assets of Transferor or any of its Subsidiaries (except as contemplated by the Receivables Sale Agreement).

--The Receivables Sale Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by Transferor and constitutes the legal, valid, and binding obligation of Transferor enforceable in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

-  -The provisions of the Receivables Sale Agreement are effective to create a valid security interest in favor of Seller in all Receivables and upon the filing of financing statements, Seller shall acquire a first priority, perfected security interest in such Receivables.

-  -To the best of the opinion giver's knowledge, there is no action, suit or other proceeding against Transferor or any Affiliate of Transferor, which would materially adversely affect the business or financial condition of Transferor and its Affiliates taken as a whole or which would materially adversely affect the ability of Transferor to perform its obligations under the Receivables Sale Agreement.

11.  A "true sale" opinion and "substantive consolidation" opinion of counsel for Transferor with respect to the transactions contemplated by the Receivables Sale Agreement.

          12.  A Compliance Certificate.

13.  Executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with the Receivables Sale Agreement.

14.  Executed copies of the Subordinated Note (as defined in the Receivables Sale Agreement) by Seller in favor of Transferor.

PART II: Documents to Be Delivered in Connection with the Agreement

1.  Executed copies of the Agreement, duly executed by the parties thereto.

            2.  Copy of the Resolutions of the Board of Directors of each Seller Party certified by its Secretary authorizing such Person's execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder.

3.  Articles or Certificate of Incorporation of each Seller Party certified by the Secretary of State of its jurisdiction of incorporation on or within thirty (30) days prior to the initial Incremental Purchase.

  4.  Good Standing Certificate for each Seller Party issued by the Secretaries of State of its state of incorporation and each jurisdiction where it has material operations, each of which is listed below:

a.  Seller:

b.  Servicer:

5.  A certificate of the Secretary of each Seller Party certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder and (ii) a copy of such Person's By-Laws.

6.  Pre-filing state and federal tax lien, judgment lien and UCC lien searches against each Seller Party from the following jurisdictions:

a.  Seller: Delaware and Illinois

b.  Servicer: Delaware and Illinois

7.  Copies of proper financing statements, duly filed under the UCC on or before the date of the initial Incremental Purchase in all jurisdictions as may be necessary or, in the opinion of the Agent, desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the ownership interests contemplated by this Agreement.

8.  Copies of proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by Seller.

9.  Executed copies of Lock-Box Account Agreements for each Lock-Box and Blocked Account Agreements for each Blocked Account.

 10.  A favorable opinion of legal counsel for the Seller Parties reasonably acceptable to the Agent which addresses the following matters and such other matters as the Agent may reasonably request:

--Each Seller Party is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of incorporation.

--Each Seller Party has all requisite authority to conduct its business in each jurisdiction where failure to be so qualified would have a material adverse effect on such Person's business.

--The execution and delivery by each Seller Party of this Agreement and each other Transaction Document to which it is a party and its performance of its obligations thereunder have been duly authorized by all necessary corporate action and proceedings on the part of such Person and will not:

(a)  require any action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC financing statements);

(b)  contravene, or constitute a default under, any provision of applicable law or regulation or of its articles or certificate of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Person; or

(c)  result in the creation or imposition of any Adverse Claim on assets of such Person or any of its Subsidiaries (except as contemplated by this Agreement).

--This Agreement and each other Transaction Document to which such Person is a party has been duly executed and delivered by such Person and constitutes the legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

--The provisions of the Agreement are effective to create a valid security interest in favor of the Agent for the benefit of the Purchasers in all Receivables, and upon the filing of financing statements, the Agent for the benefit of the Purchasers shall acquire a first priority, perfected security interest in such Receivables.

--To the best of the opinion giver's knowledge, there is no action, suit or other proceeding against any Seller Party or any of their respective Affiliates, which would materially adversely affect the business or financial condition of such Person and its Affiliates taken as a whole or which would materially adversely affect the ability of such Person to perform its obligations under any Transaction Document to which it is a party.

 11. If requested by Conduit or the Agent, a favorable opinion of legal counsel for each Financial Institution, reasonably acceptable to the Agent which addresses the following matters:

-  -This Agreement has been duly authorized by all necessary corporate action of such Financial Institution.

-  -This Agreement has been duly executed and delivered by such Financial Institution and, assuming due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of such Financial Institution, enforceable against such Financial Institution in accordance with its terms.

12.  A Compliance Certificate.

13.  The Fee Letter.

14.  A Monthly Report as of March 31, 2004.

15.   Executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with this Agreement.

16.  Officer's Certificate Re: Recycled SPVs.